                            9278 COMMUNICATIONS, INC.
                            1942 WILLIAMSBRIDGE ROAD
                                 BRONX, NY 10461


                                   May 13, 2003


Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of 9278 Communications Inc. (the "Company" or "9278) to be held on Tuesday, June 3, 2003 at 10:00 a.m. at the offices of the Company, 1942 Williamsbridge Road, Bronx, NY 10461. Enclosed is a Notice of Special Meeting and a Proxy Statement containing detailed information regarding the matters to be acted upon at the Special Meeting. Also enclosed is a proxy card which we urge you to complete and promptly return to ensure that your shares are voted at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 31, 2003, by and between the Company and NTSE Holding Corp. ("NTSE") a newly formed company wholly-owned by Sajid Kapadia ("Kapadia"), our Chief Executive Officer and principal stockholder pursuant to which (i) NTSE will merge with and into the Company, (ii) Kapadia will become the sole stockholder of the Company and (iii) each existing holder (other than Kapadia and NTSE) of Common Stock, $.001 par value per share (the "Common Stock"), of the Company will become entitled to receive a cash payment of $.10 per share (the "Transaction Consideration") for each share of Common Stock held by such holder. The foregoing transactions (the "Merger Transaction") will result in the Company no longer being a public company, but rather being a private company, wholly-owned by Kapadia.


The Board of Directors of the Company has determined that the Merger Transaction is fair to and in the best interests of those stockholders of the Company which are not affiliated with NTSE and are receiving the Transaction Consideration (the "Public Stockholders"). In arriving at its recommendation, the Board considered a number of factors described in the enclosed Proxy Statement, including, among other things, the opinion of Park Capital Securities LLC, financial advisor to the Board, that the Transaction Consideration to be received by the stockholders was fair to such holders from a financial point of view. The full text of such opinion, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached as an Appendix to the Proxy Statement. Stockholders are urged to read the opinion in its entirety.


The terms of the Merger Agreement and other important information concerning the Company and NTSE are set forth in the enclosed Proxy Statement which we urge you to read carefully. A copy the Merger Agreement is also attached as an Appendix to the Proxy Statement.

The Merger Agreement provides that, in order for the Merger Transaction to be completed, (i) the Merger Agreement must be approved by the holders of a majority of the outstanding shares of Common Stock and (ii) the number of the shares of Common Stock held by the Public Stockholders which are voted "For" the Merger Transaction must exceed the number of shares of Common Stock held by the Public Stockholders which are voted "Against" the Merger Transaction.

It is important that your views with respect to the Merger Agreement be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to mark, sign and date the enclosed proxy, which should be returned promptly in the enclosed envelope. Completing and returning the proxy will not limit your right to vote in person if you attend the Special Meeting.

We look forward to seeing you at the Special Meeting.

                                   Sincerely,

                                   Haris Syed
                                    President

                            9278 COMMUNICATIONS, INC.
                            1942 WILLIAMSBRIDGE ROAD
                                 BRONX, NY 10461

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 2003

To the Stockholders:

A Special Meeting of Stockholders of 9278 Communications, Inc., a Delaware corporation (the "Company" or "9278"), will be held on Tuesday, June 3, 2003 at 10:00 A.M., Eastern time, at the offices of the Company, 1942 Williamsbridge Road, Bronx, NY 10461 to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 31, 2003, by and between the Company and NTSE Holding Corp. ("NTSE"), a newly formed company wholly-owned by Sajid Kapadia ("Kapadia"), our Chief Executive Officer and principal stockholder ("Kapadia"), pursuant which (i) NTSE will merge with and into the Company, (ii) Kapadia will become the sole stockholder of the Company and (iii) each other existing holder of Common Stock, $.001 par value per share (the "Common Stock"), of the Company will become entitled to receive a cash payment of $.10 per share (the "Transaction Consideration") for each share owned by such holder. The foregoing transactions (the "Merger Transaction") will result in the Company no longer being a public company, but rather being a private company, wholly-owned by Kapadia.

Only stockholders of record at the close of business on April 30, 2003 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The Merger Agreement provides that, in order for the Merger Transaction to be completed, (i) the Merger Agreement must be approved by the holders of a majority of the outstanding shares of Common Stock and (ii) the number of the shares of Common Stock held by stockholders other than NTSE or Kapadia (the "Public Stockholders") which are voted "For" the Merger Transaction must exceed the number of shares of Common Stock held by the Public Stockholders which are voted "Against" the Merger Transaction. NTSE currently owns approximately 52% of the issued and outstanding shares of Common Stock. Accordingly, NTSE owns a sufficient number of shares to approve the Merger Transaction under the requirements of Section 251 of the Delaware General Corporation Law, but not under the terms of the Merger Agreement.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. SUBMITTING A PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON, SHOULD YOU SO DESIRE, BUT WILL HELP TO SECURE A QUORUM AND WILL AVOID ADDED SOLICITATION COSTS. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                                           By Order of the Board of Directors,

                                           Hanif Bhagat
                                           Secretary


Dated: May 13, 2003

                                TABLE OF CONTENTS


INTRODUCTION AND SUMMARY TERM SHEET.                                                                               (i)

              The Parties                                                                                          (i)
              The Merger                                                                                          (ii)
              The Special Meeting                                                                                (iii)
              Special Factors Relating to the Merger.                                                              (v)
              Market Prices and Dividends.                                                                      (viii)
SPECIAL FACTORS
              The Merger
              Background of the Merger
              Determinations of the Board; Fairness of the Merger
              Financial Advisor; Fairness Opinion.
              Position of Kapadia and NTSE
              Purpose and Structure of the Merger.
              Certain Effects of the Merger.
              Dissenters Rights of Appraisal
              Certain Federal Income Tax Consequences to Public Stockholders
              Plans for the Company after the Merger
              Interests of Certain Persons in the Merger
              Accounting Treatment of the Merger

SOURCE AND AMOUNT OF FUNDS.


THE SPECIAL MEETING.
              General
              Date, Time and Place.
              Voting Rights
              Proxies; Revocation of Proxies.


THE MERGER AGREEMENT.
              Effective Time
              Merger
              Procedure for Payment.
              Certain Representations and Warranties
              Conduct of Business Prior to the Effective Time.
              Certain Other Covenants.
              Conditions to Consummation of the Merger
              Termination.
              Miscellaneous.

REGULATORY MATTERS.

CERTAIN INFORMATION CONCERNING NTSE
              NTSE
              Directors and Executive Officers

CERTAIN INFORMATION CONCERNING THE COMPANY.
              The Company.
              Directors and Executive Officers


              Certain Relationships and Related Transactions
              Summary Financial Information.

MARKET PRICES AND DIVIDENDS
              Market Prices.
              Dividends.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

FEES AND EXPENSES

AVAILABLE INFORMATION.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.


APPENDICES

              A: AGREEMENT AND PLAN OF MERGER
              B: OPINION OF PARK CAPITAL SECURITIES LLC
              C: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                            9278 COMMUNICATIONS, INC.
                            1942 WILLIAMSBRIDGE ROAD
                                 BRONX, NY 10461

                                 PROXY STATEMENT

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                       INTRODUCTION AND SUMMARY TERM SHEET

This Proxy Statement and enclosed proxy are being furnished to the stockholders of record of 9278 Communications, Inc., a Delaware corporation (the "Company" or "9278"), as of the close of business on April 30, 2003 in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders of the Company at which stockholders are being asked to approve a merger transaction which will result in the Company no longer being a public company.

This summary term sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the legal terms of the transactions, you should carefully read this entire document and the additional documents to which we refer you, including the Merger Agreement attached as Appendix A.

THE MERGER TRANSACTION

o             The Parties (Pages 32 To 39)

                            THE COMPANY is primarily engaged in the development, marketing, sale and distribution of prepaid telephone card products. The Company's executive offices are located at 1942 Williamsbridge Road, Bronx, NY 10461, and its telephone number is (718) 887-9278.

                            NTSEHOLDING CORP. is a newly formed Delaware corporation with no business operations of its own, organized for the purpose of effecting the Merger Transaction. NTSE is the owner of 12,465,215 shares of the Company's Common Stock, representing 52.1% of the issued and outstanding shares of Common Stock. NTSE is wholly-owned by Sajid Kapadia, who is the founder, Chairman of the Board, Chief Executive Officer and majority stockholder of the Company. Kapadia is also the sole officer and director of NTSE. The address of NTSE is c/o Kurzman Eisenberg Corbin Lever & Goodman, LLP, 675 Third Avenue, New York, NY 10017, and its telephone number is (212)
                              661-2150.

o             The Merger (Pages 27 To 31)

                            NTSE will be merged with and into the Company. As a result, Kapadia will become the sole stockholder of the Company and each other existing stockholder will receive, in cash, $.10 per share.

                            Conditions to Consummation of the Merger. The Merger will take place only if the Company's stockholders approve the Merger Agreement at the Special Meeting and if a number of other conditions are satisfied. These other conditions include: (i) the absence of any law or judgment which prohibits the Merger; (ii) the receipt of all material authorizations, consents and approvals; (iii) the accuracy of the representations and warranties of each of the parties to the Merger Agreement; (iv) confirmation that NTSE has minimum net worth and cash balances in its accounts of $1,250,000 (v) the performance by each of the parties to the Merger Agreement of their obligations.

                            Effectiveness of the Merger - If the Merger is approved by Stockholders and the other conditions are satisfied, the Merger will become effective when the Certificate of Merger is filed with the Secretary of State of the State of Delaware. It is expected that this filing will be made shortly after the Special Meeting.


                            Payment to Existing Stockholders; Surrender of Shares. Promptly after the Effective Time, American Stock Transfer & Trust Company (the "Paying Agent") will send instructions to the Public Stockholders explaining the procedure for surrendering and returning stock certificates. This will include a Letter of Transmittal for use by Public Stockholders to deliver the stock certificates to the Paying Agent, which will issue a check to Public Stockholders for their cash payments. Stockholders who promptly return the completed Letter of Transmittal and stock certificates can expect to receive the payment for their shares within 14 days after the Special Meeting. Stockholders will not receive interest on the monies due to them pending payment of the Transaction Consideration.


STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                            WITH THE ENCLOSED PROXY CARD.

                            Source of Funds. The total amount of funds required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses is estimated to be approximately $1.2 million. Prior to the Effective Time, Kapadia will cause NTSE to have cash balances in its bank accounts of not less than $1,250,000. Such funds will be provided by Kapadia from his personal resources.

                           Federal Income Tax Consequences. The receipt of cash by a holder of shares of Common Stock pursuant to the Merger Agreement will be a taxable event to such holder for federal income tax purposes and may also be a taxable event under applicable local, state and foreign tax laws. For a further description of certain federal income tax consequences of the Merger, see "SPECIAL FACTORS-- Certain Federal Income Tax Consequences to Stockholders."

o             The Special Meeting (Pages 3 To 4)

                            Place, Time and Date. The Special Meeting of
                            Stockholders of the Company will be held on Tuesday, June 3, 2003 at the offices of the Company, 1942 Williamsbridge Road, Bronx, NY 10461 at 10:00 a.m.

                            Purpose of the Special Meeting. At the Special Meeting, Stockholders of the Company will be asked to and vote upon a proposal to approve the Merger Transaction.


                            Record Date; Stockholders Entitled to Vote.
                            Stockholders holding Common Stock at the close of business on April 30, 2003 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 23,932,912 shares of Common Stock outstanding, held by approximately 370 holders of record, and an estimated 4,000 additional beneficial holders. As of the Record Date, NTSE owned 12,465,215 shares of Common Stock, or approximately 52% of such shares issued and outstanding.


                            Quorum. In order to hold the Special Meeting, holders of a majority of the shares of Common Stock will need to attend the meeting in person or by proxy.

                            Vote Required. Delaware law requires the Merger Agreement to be approved by at least a majority of the outstanding shares of common stock. In addition, the Merger Agreement requires that the number of the shares held by the Company's stockholders (excluding
                            NTSE) which are voted "For" the proposal to approve the Merger must exceed the number of shares held by the the Company's stockholders (excluding NTSE) which are voted "Against" the Merger. Because NTSE owns approximately 52% of the outstanding shares of Common Stock, NTSE owns a sufficient number of shares to constitute a quorum and approve the Merger under the Delaware General Corporation Law, but not under the terms of the Merger Agreement. As a result, votes cast by the Public Stockholders will determine whether the Merger Transaction will be approved or disapproved.

                      Board Recommendation. The Board of Directors has voted to adopt the Merger Agreement, and recommends that the Company's stockholders vote "For" the Merger Agreement.

                      Proxy: Revocation of Proxies. By returning the enclosed proxy card, a Stockholder can specify that such Stockholder's shares be voted "for", "against" or "abstain" from voting with respect to the approval of the Merger Agreement, and the shares will be voted at the Special Meeting as instructed. Where a signed proxy is returned, but no choice is specified, the shares will be voted "for" approval of the Merger. A Stockholder may revoke his proxy at any time before the proxy is voted at the Special Meeting by filing with the Secretary of the Company, at 1942 Williamsbridge Road, Bronx, NY 10461, either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

                      Dissenters' Rights. Stockholders who do not vote "For" the Merger Agreement and who take all steps required to perfect their appraisal rights under Delaware law, will be entitled to dissent from the merger and to have the fair value of their shares of Common Stock judicially determined and paid to them in cash, together with a fair rate of interest. The text of Section 262 of the Delaware General Corporation Law ("DGCL"), which sets forth the specific steps which must be taken to perfect dissenters' rights, is attached to this proxy statement as Appendix C. Any stockholder of record who wishes to exercise his or her right to dissent from the merger and demand appraisal under Delaware law must:

                      o deliver to the Company a written demand for appraisal of the Company's Common Stock before the vote on the proposal to approve the Merger is taken at the Special Meeting, which demand must reasonably inform the Company of the Stockholder's identity and the intention to demand the appraisal; and

                      o not vote in "For" the approval of the Merger Agreement (which means the shares must be voted "against" the Merger Agreement or "abstain" from voting on the Merger Agreement, because a proxy executed in blank that does not contain voting instructions will, unless revoked, be voted "For" the Merger Agreement.


                      Any stockholder who wishes to exercise his or her right to dissent from the Merger and demand appraisal rights or who wishes to preserve his or her right to do so should review carefully the discussion in the section captioned "SPECIAL FACTORS--Dissenters' Rights of Appraisal" (see page 70 and Appendix C). Failure to timely and properly comply with the requirements and procedures specified will result in the loss of appraisal rights under Delaware law


o             Special Factors Relating To The Merger (Pages 5 To 26)

                            Background of the Merger. The Company was founded by Kapadia in 1997 and was operated by Kapadia as a privately held entity, solely owned by Kapadia, until 1999. In December 1999, the Company merged with a public company whose shares were traded on the OTC Bulletin Board but which had limited business operations. As a result of that transaction, the Company became a publicly traded company, required to file annual reports, quarterly reports and certain other reports pursuant to
                            Section 15(d) of the Securities Act of 1933, and Kapadia remained the owner of a majority of the outstanding shares of common stock of the public company. Kapadia's primary purpose in merging with the public company had been to obtain the perceived advantages of public company status for his business, including the ability (i) to gain access to public equity markets in order to raise additional working capital, (ii) to use public company securities to acquire related business operations, and (iii) to use public company securities to attract and retain management, key employees and outside directors through stock option and similar plans. These perceived benefits of public company status have not been realized, and the Company instead has had to operate with excessive expenses and obligations. Accordingly, in October 2002, Kapadia through NTSE, proposed to the Board a transaction through which the Company would revert to a privately-held entity and which would provide otherwise unavailable liquidity to the Public Stockholders.

                            Kapadia and NTSE entered into the Merger Agreement to acquire beneficial ownership of the entire equity interest in the Company because they believe that the operation of the Company, as a public company requires undue expense and regulatory compliance, economically hampering the Company. Further, the Company has not been able to realize the benefits of being a publicly traded company, either through the use of its securities to raise capital or to acquire related businesses, or to attract employees and consultants through the granting of stock options or other securities-based compensation arrangements. Historically, the Company has received significant capital infusions from Kapadia to sustain its operations. Kapadia has indicated that he is no longer willing to personally fund or guarantee the financial obligations of a company not wholly-owned by him. In addition, the Merger would permit Kapadia and NTSE to better manage the product development and expansion opportunities of the Company without the restrictions on affiliated transactions and public disclosure burdens imposed upon public companies. Finally, the public markets have not provided liquidity to the Stockholders nor a realistic avenue to participate in potential profitability of the Company. Accordingly, NTSE and Kapadia concluded that in order to acquire the publically held shares of Common Stock of the Company, NTSE would offer to do so at a price that would be at a premium to the historic trading prices of a share of Common Stock. NTSE and Kapadia structured the transaction as a Merger because they believed the Merger Transaction to be the most efficient means of acquiring the entire public interest in the Company in a single transaction.

                      For a description of the events leading to approval by the Board of the Merger Transaction, see "SPECIAL FACTORS-- Background of the Merger." (pages 5 to 6)

                      Relationships Among the Parties; Potential Conflicts of Interest; Interests of Certain Persons. The Board of Directors of the Company is comprised of three persons, Kapadia, Haris Syed and Hanif Bhagat. Kapadia abstained from voting as a director in the Board of Director's determination to adopt the Merger Agreement and approve the Merger Transaction as a result of his direct conflict of interest. The other two members of the Board have certain relationships with the Company and/or Kapadia which present potential conflicts with the interests of the Public Stockholders. Both Syed and Bhagat are employees of the Company and, in such capacities, are under the direction and control of Kapadia. In addition, Bhagat is a brother-in-law of Kapadia and shares the same household with Kapadia and other members of Kapadia's family. Syed is the beneficial owner of 265,000 shares of Common Stock and will receive the Transaction Consideration in exchange for such shares on the same terms as the other Public Stockholders.


                      Determinations of the Board; Fairness of the Merger. At its meeting held on January 31, 2003, the Board determined that the Merger Transaction is fair to the Stockholders not affiliated with NTSE. For a discussion of the factors that the Board considered in arriving at its determinations, see "SPECIAL FACTORS--Determinations of the Board; Fairness of the Merger" (pages 6 to 11). The Board also sought and received an opinion of an investment banking firm as the fairness, from a financial point of view, of the cash payments to be received by the Stockholders, and the Board insisted that the Merger be approved by the Public Stockholders.


                      Financial Advisor; Fairness Opinion. The Board engaged Park Capital Securities LLC ("Park Capital") to act as its financial advisor to assist in its review of NTSE's proposal. Park Capital is a registered broker-dealer and a member of the National Association of Securities Dealers, and is located in New York City. At the January 31, 2003 meeting of the Board at which the Merger Transaction was approved, Park Capital delivered its oral opinion (which it subsequently confirmed in writing) to the effect that the Transaction Consideration to be received by the Stockholders was fair to such holders from a financial point of view. The full text of the opinion of Park Capital, which sets forth the assumptions made, matters considered and limits on review undertaken, is attached to this Proxy Statement as Appendix B. STOCKHOLDERS ARE URGED TO READ THE OPINION OF PARK CAPITAL CAREFULLY IN ITS ENTIRETY. For a discussion of the factors that Park Capital considered in reaching its opinion, see "SPECIAL FACTORS--Financial Advisor; Fairness Opinion" (pages 14 to
                      17).

                      Plans for the Company After the Merger. It is expected that, following the Merger, the business and operations of the Company will be continued by the Company substantially as they have been and are currently being conducted. After the Merger, the Company will become wholly-owned by Kapadia, and the public will no longer own a minority equity interest in the Company. Accordingly, Kapadia will be able to direct and control the policies of the Company and its subsidiaries, including policies with respect to any extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of the Company's Board or management, without taking into account the current public minority equity interest. Neither Kapadia nor NTSE is considering, or has any current plans to effectuate, any such transaction.


o             Market Prices And Dividends

                            The Common Stock is traded in the "pink sheets" under the symbol "NTSE-PK". Prior to January 6, 2003, the Common Stock was traded on the NASDAQ OTC Bulletin Board under the ticker symbol "NTSE." On January 31, 2003, the last trading day before the public announcement of NTSE's proposal to the Company to acquire all of the outstanding shares of Common Stock not already owned by Kapadia or NTSE, the high and low sales prices of the Common Stock were $0.04, and $0.04, respectively. On May__, 2003, the last trading day before the printing of this Proxy Statement, the high and low sales prices of the Common Stock were $__ and $__, respectively. The cash to be received by Stockholders represents a premium of 250% and ___% to the closing prices of the Common Stock on January 31, 2003 and May __, 2003, respectively. The Company has never paid a dividend with respect to its Common Stock. For information relating to market prices of the Common Stock during the current fiscal year and the past two fiscal years, see "MARKET PRICES AND DIVIDENDS", page 40.

                            STOCKHOLDERS ARE URGED TO OBTAIN THEIR OWN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

                                 SPECIAL FACTORS

THE DISCUSSION IN THIS PROXY STATEMENT OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THE DESCRIPTION OF THE PRINCIPAL TERMS THEREOF, ARE SUBJECT TO AND QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT, AND WHICH IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY AND TO CONSIDER IT CAREFULLY.

THE MERGER

Pursuant to the Merger Agreement, the Company will be the surviving corporation of a merger between the Company and NTSE. The Merger Transaction will result in Kapadia becoming the sole stockholder of the Company and each other existing holder of Common Stock of the Company becoming entitled to receive, in cash, the Transaction Consideration.

BACKGROUND OF THE MERGER

The Company was founded by Kapadia in 1997 and was operated by Kapadia as a closely held entity, solely owned by Kapadia, until 1999. In December 1999, the Company merged with iLink Telecommunications, Inc., a public company whose shares were traded on the OTC Bulletin Board but which had limited business operations. As a result of that transaction, the Company became a publicly traded company, required to file annual reports, quarterly reports and certain other reports pursuant to Section 15(d) of the Securities Act of 1933, and Kapadia remained the owner of a majority of the outstanding shares of common stock of the public company.

In entering into the transaction with iLink Telecommunications, Inc., Kapadia's primary purpose had been to obtain the perceived advantages of public company status for his business, including the ability (i) to gain access to public equity markets in order to raise additional working capital, (ii) to use public company securities to acquire related business operations, and (iii) to use public company securities to attract and retain management, key employees and outside directors through stock option and similar plans.

Unfortunately, these perceived benefits of public company status have not been realized, and the Company instead has had to operate without such benefits.
Specifically:

     (i) Since the iLink transaction, and for the past three years, the Company has generally experienced significant operating losses as it has expanded its market share in an increasingly competitive environment, and such losses (to which the substantial expenses of public company reporting have contributed) have adversely affected the valuation of the Company's shares in the public market;

     (ii) The assumed advantage of ready access to equity capital financing on reasonable terms has proved illusory, especially with the dramatic decline in the value of securities issued by companies in the telecommunications industry, the precipitous decline in equity markets generally over the last two years, and the ongoing economic recession. Such conditions have resulted in a general aversion by potential sources of financing to making commitments to the shares of smaller, less-established businesses with operating losses, such as the Company.


     (iii) Particularly given the distressed and unpredictable state of the telecommunications industry, and the history of operating losses, bank and other potential lenders have been unwilling to consider credit lines and term loans to the Company without substantial personal guarantees from Kapadia and his family. As a result, Kapadia has been forced to provide interim working capital for Company operations through personal loans made by him from time to time.

     (iv) The state of equity markets in general and the telecommunications market in particular have not been conducive to the use of Company securities to make acquisitions or to attract talented employees and outside directors. In addition, because of heightened public awareness of the responsibilities of public company directors, and a limited and expensive market for obtaining directors and officers liability insurance, it has been difficult to attract candidates to serve as outside directors;


     (v) Because of its status as a public company, the Company has been required to incur substantial expenses for complying with SEC and other reporting requirements, including the fees of attorneys, auditors, transfer agents, Edgar filing services and the like. During 2002, legal fees relating to the Company's reporting obligations and related regulatory compliance were approximately $100,000, while fees to the Company's independent auditors during such year were approximately $200,000. Such expenses are high in relation to the Company's resources, and, particularly in light of the Company's recent operating losses, are a significant burden.


     (vi) Until January 2003, the Company's shares were quoted for trading on the OTC Bulletin Board maintained by NASDAQ. During 2002, the Company retained a new independent auditing firm. This new firm required time to become aquainted with the Company's operations, systems, business processes and practices, and the specific business model of prepaid phone card distribution. In addition, during 2002, the Company implemented new internal accounting software in most, but not all of its offices which made the gathering of data amore difficult process. Finally, during 2002, new rules and regulations were adopted by the Securities and Exchange Commission, or proposed to be adopted, which affected the content or practices of the Company's reporting obligations. The combination of these factors caused the Company to file its Annual Report in Form 10-K for the year ended December 31, 2001 on May 30, 2002, instead of on March 31, 2002 when due, and to file its quarterly reports for the following three quarters approximately nine weeks late, five weeks late, and six weeks late, respectively. Due to difficulties in compiling the financial statements necessary to comply with SEC financial reporting obligations, and the resulting late compliance with reporting obligations, the Company's shares were delisted from the OTC Bulletin Board. While the OTC Bulletin Board has had minimal requirements for listing, it is expected to be replaced soon by a new trading and quotation service, the BBX Exchange regulated by NASDAQ, which is expected to have more rigorous requirements, including corporate governance and minimum price standards, all of which may not be satisfied by the Company in its present or foreseeable condition.

         During the year ended December 31, 2002, the Company's results of operations began to generate losses, as opposed to the profits realized for the year ended December 31, 2001. Also, during that time period, the market for securities of telecommunications companies was in steep decline. These factors highlighted and magnified the imbalance of the costs to the Company of remaining a public company and the lack of benefits realized from having a publicly traded security. With the Company's Common Stock price in decline, and the establishment of the BBX Exchange looming, the ability of the Company to maintain its inclusion on a Nasdaq quotation system became more uncertain during the latter part of 2002. Accordingly, in October 2002, Kapadia through NTSE, proposed to theBoard a transaction through which the Company would revert to a privately-held entity and which would provide otherwise unavailable liquidity to the Public Stockholders. The consideration of Kapadia's proposal took place as follows:


                      By letter dated October 30, 2002 to the Board, NSTE offered to acquire the Company in a merger transaction which would result in each stockholder other than Kapadia receiving a payment of $.10 per share of Common Stock (the "Offer"). The proposed transaction was structured as a merger so that all shares could be acquired in a single transaction and so that 100% private ownership of the Company could be assured, if the transaction were approived by the Company's Board of Directors and stockholders. Because the Company's Common Stock is held by approximately 4,000 beneficial holders, many of whom hold 100 shares or less, Kapadia deemed it unlikely that a tender offer requiring every stockholder to individually agree to tender his or her shares of Common Stock was a practical structure to pursue.

                      On October 31, 2002, Company directors Hanif Bhagat and Haris Syed, held a meeting with Kapadia to review the Offer and to discuss the reasons for making the proposal. During this meeting, the benefits and detriments of maintaining the status of a public company were discussed, as were the potential competitive benefits to the Company which might be achieved by becoming a private company. The detriments included the significant costs, including legal and accounting fees, required for regulatory compliance, the competitive disadvantage posed by required public disclosures, and the diversions of management's time and energies in attending to public disclosure compliance. Most benefits of maintaining public company status, such as attracting employees and raising capital or acquiring businesses through the sale or exchange of its securities, were deemed to be absent. The only identifiable benefit the Company was enjoying was the perception in certain markets that by being a public company, the Company had more "stature". At this meeting Messrs. Bhagat and Syed inquired as to Kapadia's proposed per share consideration and the basis therefor. Kapadia indicated that the price per share was not, given the financial condition of the Company, tied to any formal valuation principle, but rather was determined with a view towards providing the minority stockholders with a price which was significantly greater than the prevailing market price or value which could realistically be foreseen for the Common Stock, so as to make the Offer an attractive proposal to the Public Stockholders and one which could be supported by the Board. Kapadia noted that the offer price was approximately twice the average closing price of the common stock over the preceding three-month period.



                      Also on October 31, 2002, Syed and Bhagat met with Craig
                      S. Libson of Snow Becker Krauss, PC, counsel to the Company, to discuss the legal obligations of the Board, the regulatory considerations and processes involved in a transaction as proposed by Kapadia, and the mechanics of effecting a going private transaction. Among the factors discussed were the mechanisms for the Board to ensure the fairness of the transaction to the unaffiliated Stockholders, given the relationships among Syed and Bhagat with Kapadia and the Company, and the absence of outside directors.



                      On November 4, 2002, the Board held a meeting, not attended by Kapadia, at which the Board discussed the Offer. At the invitation of the Board, Craig S. Libson was present to advise the Board. At the meeting, the Board discussed the factors identified by Kapadia as the basis for the proposal to initiate a "going private" transaction and the offer price. The Board also discussed the financial condition and prospects for the Company, which indicated a need for working capital to sustain operations. Alternative courses of action were considered, including seeking additional operating capital from the sale of its securities, the potential for a merger with a competitor or a related business, and evaluating a reverse stock split to increase the per share price of the Company's Common Stock to potentially attract more investors and to potentially aid in continued inclusion in the OTC Bulletin Board. The Board determined to seek the advice of an independent investment banking firm to assist the Board in analyzing the adequacy of the offer, the existing and potential public market for the Company's Common Stock and for shares of telecommunications companies in general, and to ultimately seek the opinion from such a firm as to the fairness to the Stockholders of any transaction ultimately recommended.

                      On November 5, 2002, the directors of the Company other than Kapadia, met with Park Capital to discuss the Offer, the financial condition and prospects of the Company, the Company's operations, the historical public market for the Company's Common Stock, and the financial markets in general for the telecommunications industry. As a result of such meeting and a subsequent discussion among the directors, the Board determined that, in the case of the Company, the disadvantages of being a public company outweighed the advantages, and that there were no foreseeable prospects for this to change in the near future. Most important, the directors were unable to identify any realistic opportunity to obtain a source of needed capital for the Company through the public equity markets, within a reasonable time. The Board also determined that neither the financial projections for the Company nor the foreseeable prospects for the capital and financial markets in general posed any likelihood of significant increase in stockholder value, either through increased liquidity or share price appreciation in the near future. Accordingly, the Board determined that pursuing a privatization of the Company would be in the best interests of the Company and its Public Stockholders. The Board made no determination at such point as to the adequacy of the per share price in the Offer, pending further advice from Park Capital and pending the review of the Company's interim financial statements which were due to be filed with the Securities and Exchange Commission within the following ten days. The Board preliminarily discussed the possibility of making a counter-proposal to NTSE containing a higher price per share. Based upon the Board's initial discussions with Park Capital, the Board expected that traditional investment banking methodologies would not prove to be a viable method for negotiating a transaction price, given the Company's operating losses, negative book value and negative working capital. Accordingly, the Board felt that the higher the premium which the transaction consideration would represent to the prevailing market price for the Common Stock, the more comfortable the Board would be in determining the fairness of the transaction to Stockholders. The Board decided to wait for Park Capital's analysis before reaching a decision on a counter-offer to NTSE.


                      By letter dated November 12, 2002, the Board notified NTSE that the Board had determined that it was unable to respond to the Offer until the Board had the opportunity to review the Company's Quarterly Report on Form 10-Q and the September 30, 2002 financial information contained in that report. The Board requested an extension of its time to respond until three business days following the filing of such report by the Company with the Securities and Exchange Commission, to which NTSE agreed.

                      Also on November 12, 2002, the Board engaged Park Capital as financial advisor. Park Capital was retained to assist the Board in performing valuation analyses of the Company and to assist the Board in analyzing the Offer from a financial point of view. The engagement of Park Capital was also for the purpose of seeking an opinion of Park Capital as to the fairness to the Stockholders, from a financial point of view, of any transaction which the Board might ultimately consider approving and recommending to the Stockholders.

                      On November 21, 2002, the members of the Board, other than Kapadia, met with a consultant who serves as the Company's accounting advisor and with legal counsel to review draft unaudited financial statements which were prepared for inclusion in the Company's September 30, 2002 Quarterly Report on Form 10-Q, subject to internal review and review by the Company's outside auditors. The purpose of this meeting was for the Board members to assess the Company's current financial condition and results of operations and to enable the Board to continue in a timely manner to address and respond to the Offer, notwithstanding the delays in the Company's filing such Quarterly Report. At this meeting, the Board members reviewed the results of operations and the changes therein from prior periods in the fiscal year as well as from corresponding periods from the prior year. The draft financial reports indicated that the significant operating losses experienced by the Company during the second quarter of the year were continuing during the third quarter at the same rate as during the second quarter, and that the year-to-date financial results were generating significant losses, as compared to profits for the prior year. Factors leading to the significant operating losses and the changes in profitability were discussed on a historical and forward-looking basis. In addition, the liquidity of the Company, the need for operating capital, a likely increase in operating losses resulting from expansion and the potential operating difficulties resulting therefrom were also discussed. Finally, the Board also reviewed information relating to historical stock prices for the Company's Common Stock, as well as stockholder data obtained from the Company's transfer agent and a survey of broker-dealers.

                      During December 2002, members of the Board and legal counsel engaged in discussions with representatives of Park Capital with respect to the Company's operations, financial condition and operations and its prospects for the purpose of assisting Park Capital in its valuation calculations. In addition, the Board and Park Capital discussed prospects for seeking alternative bidders for the Company. However, given that Kapadia had indicated that he had no interest in selling his interest to a third party at this time, the Board determined not to pursue alternative transactions. During such discussions, representatives of Park Capital gave the Board indications that Park Capital would expect to be able to issue an opinion that the purchase price per share contained in the Offer was fair, from a financial point of view, to the Stockholders.


                      On January 8, 2003, subsequent to the filing in late December of the Company's September 30, 2002 Quarterly Report, a meeting was held at the Company's offices among the Board (not attended by Kapadia), Park Capital and Company counsel to review the results of Park Capital's analysis and to further discuss the ongoing operations and projections for the Company. Based upon the results of Park Capital's analysis and the information provided to Park Capital at this meeting, Park Capital orally confirmed to the Board that, should the Board determine to consummate a transaction on the terms and conditions as set forth in the Offer, Park Capital would issue to the Board, at its meeting to approve such a transaction, a formal written opinion that the purchase price per share contained in the Offer was fair, from a financial point of view, to the Stockholders. The Board discussed the possibility of responding to NTSE with a counter-offer of a higher transaction price per share to increase the premium represented by the offered transaction consideration. The Board noted that the prevailing market price for the Common Stock had decreased to $.02 per share, and that accordingly, the offered consideration now reflected a much greater premium. Given the approximately 500% premium then represented by the offered consideration, as opposed to the approximately 200% premium it originally represented, the Board determined that suggesting a new transaction price per share was more likely to result in NTSE demanding a lower price, than it was to result in an increase in the price. At this meeting, the Board also discussed the absence of independent directors and potential conflicts of interest presented by their respective relationships with the Company and/or Kapadia. Accordingly, the Board reviewed alternative measures which it could require to overcome the absence of an independent committee of the Board to separately review the Merger. The Board considered seeking to expand the Board to add new members who would not be employees of the Company and who would have no affiliation with Kapadia in order for such member or members to act as an independent committee to separately approve the transaction. Noting the Company's difficulties in attracting independent board members in the past, and noting financial condition of the Company and the lack of benefits to such potential new members, as well as the risks being assumed by such persons, the Board decided not to seek to add new members for this purpose. The Board also considered requiring a majority of the outstanding shares held by stockholders other than NTSE and Kapadia to separately approve the Merger, but determined that, because of the large number of stockholders holding minimal numbers of shares, and the likelihood that such stockholders would not be attentive to the proposal, such an approval requirement would not be a realistic measure of stockholder sentiment. To overcome theses concerns, the Board discussed requiring that the Merger be approved by a majority of those non-affiliated stockholders who attend the Special Meeting, in person or by proxy, and who vote at such meeting.

                    On January 8, 2003, the Board delivered to NTSE a letter indicating that the Board was willing to proceed to negotiate an agreement to effectuate a transaction as contemplated by the Offer, but indicated that the Board would require, as a condition to the closing of the transaction, that the number of shares of Common Stock voted by stockholders other than NTSE or Kapadia in favor of approval of the transaction must exceed the number of shares of Common Stock voted by stockholders other than NTSE or Kapadia against approval of the transaction. A proposed form of Agreement was provided by the Board to NTSE with such letter.


                    On January 9, 2003 Kapadia orally informed the Board that the Board's proposal was acceptable to him and NTSE. During the following two weeks, NTSE's counsel and the Company's counsel negotiated and prepared the text of the Merger Agreement.

                    On January 31, 2003, the Board held a Special Meeting for the purpose of considering the Merger Agreement. At the meeting, Park Capital provided the Board with presentation materials outlining its valuation analyses. A copy of the written materials provided by Park Capital and distributed to the Board at the meeting has been submitted as an exhibit to the Schedule 13E-3 Transaction Statement filed with the Securities and Exchange Commission in connection with the Merger Transaction and is available for inspection and copying at the principal place of business of the Company during its regular business hours by any Company stockholder or any representative of a stockholder who has been so designated in writing.

                    At the January 31 meeting, the Board was advised by Park Capital that, in Park Capital's view, the Transaction Consideration to be received by the Stockholders in connection with the Merger was fair, from a financial point of view, to such holders. After further discussions and deliberation, a motion determining the Merger Agreement and the Merger Transaction to be fair to and in the best interests of the unaffiliated Stockholders, to adopt the Merger Agreement, and to declare advisable the transactions contemplated by the Merger Agreement, including the Merger, was made and carried by the directors with Kapadia abstaining.

                    Park Capital's oral opinion delivered to the Board was subsequently confirmed in a written opinion, dated January 31, 2003, stating that, as of such date and based upon the factors and assumptions set forth in such opinion, the Transaction Consideration to be received by Stockholders in connection with the Merger was fair, from a financial point of view, to such holders.

                    At the conclusion of the January 31, 2003 Special Meeting of the Board, the Company issued a press release announcing that the Company had approved the Merger Agreement and would recommend that the Company's Stockholders approve and adopt the Merger Agreement at the Special Meeting of Stockholders.


DETERMINATIONS OF THE BOARD; FAIRNESS OF THE MERGER


The Board of Directors of the Company reviewed a number of factors in arriving at its determination that the Merger was fair to the Company's Stockholders who were not affiliated with NTSE and its determination to approve the execution of the Merger Agreement and the consummation of the Merger and to recommend to the Company's Stockholders that the Stockholders vote in favor of the Merger Agreement. These factors were(i) the premium over existing and historical share prices reflected in the Transaction Consideration, (ii) the lack of liquidity in the market for the Common Stock, (iii) the potential effect on future market prices as a result of the delisting of the Common Stock from the OTC Bulletin Board and the improbability that the Company could satisfy the listing requirements of the new BBX Exchange which would be replacing the OTC Bulletin Board, (iv) the financial performance and prospects of the Company and its financial condition, and (v) the absence of any potential alternative transactions to achieve liquidity or increased value for the Stockholders, each of which is discussed in more detail below.


The Board reviewed the historical market prices for the Common Stock in relation to the Transaction Consideration of $.10 per share set forth in the Offer. The Board noted that the Transaction Consideration represented twice the closing price of the Common Stock on October 29, 2002, the date preceding the date of the Offer. The Board also noted that the Transaction Consideration represented almost twice the average historical daily closing price ($.0565) and almost twice the weighted average historical daily closing price ($.0572) of the Common Stock over 60 trading days preceding the Offer. The Board also analyzed the trading prices and volume during the 30 and 60 day periods preceding the date of the Merger Agreement and the date of the Board's approval of the Merger Agreement. The Board noted that the Transaction Consideration represented 500% of the closing price of the Common Stock on January 30, 2003, the date preceding the date of the Board's approval of the Merger Agreement. The Board also noted that the Transaction Consideration represented almost 400% of the average historical daily closing price ($.027) over the 30 trading days preceding such approval and approximately 2.5 times the average historical daily closing price ($.04) of the Common Stock over 60 trading days preceding the date of the Board's approval of the Merger.


The Board also analyzed the trading volume of the Common Stock during the sixty day period preceding the Offer. The reported daily trading volumes during such period were as low as 300 shares and as high as 121,100 shares, with over one-half of such trading days reflecting trading volumes of less than 10,000 shares and the vast majority of such trading days reflecting trading volumes of less than 20,000 shares. The Board noted that on only two trading days during this period (August 8, 2002 and September 3, 2002) were volumes in excess of 80,000 shares (approximately $6,500 in securities value, and less than 1% of the volume of shares to be acquired through the Merger) reported during this period, and on each of such dates, the price of the Common Stock dropped significantly. Specifically, on August 8, 2002, the reported volume was 99,300 shares and the closing price on that date was $.06, as compared to $.08 on the prior day, representing a drop in price per share of 25%. Similarly, on September 3, 2002, the reported volume was 121,100 shares and the closing price on that date was $.04, as compared to $.08 on the prior day, representing a drop of 50%. Accordingly, the Board considered that, given the apparent depressive effect of significant selling volume on the prevailing market price of the Common Stock, the Transaction Consideration of $.10 per share represented a much greater effective premium to the prevalent market price, in that it enabled all Stockholders to realize a sale price of $.10 per share, whereas, if any substantial portion of the approximately 11,000,000 shares being acquired through the Merger Transaction were sold through the public markets, the potential depressive effect on the market price could be expected to drive the price significantly downward. More realistically, given the minimal trading volume in the Common Stock, the Board determined that it would be unlikely that the public markets could provide the Company's Stockholders with any significant level of liquidity, much less liquidity which would preserve a $.10 per share value for the Public Stockholders.


The Board discussed the current marketplace for the Common Stock, the Pink Sheets, and the effect of trading in such market on the potential improvement of the share price or liquidity. The Board determined that any such improvement would occur, if at all, only if the Company were able to be included in the expected BBX Exchange initiated by the NASD as a replacement for the OTC Bulletin Board. Given the anticipated requirements for inclusion on such exchange, and in light of the Company's financial condition and stock prices, the Board did not expect that such a listing was a realistic possibility for the Company. Further, the Board determined that inclusion in such market would increase the costs of maintaining public company status which the Merger Transaction was seeking to eliminate. Finally, the Board considered the depressed market in general for securities of telecommunications companies and the negative effect that the existing and expected negative effect on the Company's Common Stock prices that would result therefrom. The Board's analysis was that the prospects for improvement in the securities market for the Common Stock were not favorable.

The Board considered the likelihood of possible alternative transactions to generate value and liquidity for Stockholders. The Board noted that there had been limited recent merger and acquisition transactions for comparable companies. Further, the Board recognized that it would not be productive to consider, as an alternative to the proposed going-private transaction, the sale of the Company to a third party, as Kapadia, the founder of the Company and its majority stockholder, had indicated that he was unwilling to sell his own shares of the Company to any unrelated party, for cash or stock, or otherwise relinquish control of the business for which he had made considerable personal investment of time, energy and money. In addition, because the success of the Company has historically been, and can be expected to continue to be, closely tied to and dependent upon the efforts of Kapadia, the Board not believe that any possible third-party acquirer would offer an adequate price without Kapadia's commitment to sell his shares and remain as an employee.


The Board reviewed the Company's recent financial performance and the projected results of operations for the Company. The Company had achieved profitability during 2001, but that trend had been dramatically reversed during 2002 as a result of competitive pressures, increased administrative expenses resulting from expansion and other measures to gain and preserve market share and decreased margins available from carriers. The Board discussed the continuing decline in pricing for telecommunications services resulting from technological advances, including Voip (voice over internet protocol), and the decrease in barriers to entry to the prepaid calling card marketplace resulting from the availability of turnkey switching equipment and debit card platform software products. These factors caused an environment of competitive pricing in order to gain and hold market share. In addition to attempting to provide the lowest cost products, the Company had attempted and plans to continue to attempt to gain and sustain market share by expanding its geographic presence. The Board noted that the Company anticipated opening at least four new locations during 2003. This entails upfront costs of establishing regional branch distribution centers and related advertising expenses. As a result, the Board's expectation was that the current trend of operating losses would continue, and that a possible relocation of the Company's existing facilities, now being considered, will likely increase general and administrative expenses. The Board reviewed proposed expansion plans of the Company into the prepaid mobile phone line of business and the establishment of a strategic relationship with IBGH Communications for access to certain carriers. While both these ventures represent potential growth possibilities for the Company, they also both entail significant market penetration costs and financial commitments and do not appear to present avenues to reverse current operating trends in the near future. The Company had provided IBGH with over $2,000,000 of advance payments in exchange for rights of first refusal on the use of the facilities of IBGH. While such advances are secured by a secured promissory note, it is uncertain when or if the Company will achieve any significant economic advantage from this relationship. Finally, the Board considered the uncertainties faced by the Company through its dependency upon MCI/Worldcom, which had filed for protection under Federal bankruptcy laws, as well as its relationships with other carriers with uncertain futures. The Board did not find any basis for believing that the supporting factors for approving the Merger Transaction would not continue for the foreseeable future.

The Board analyzed the Company's current cash resources and its existing and foreseeable operations. The Company's current obligations exceeded its current assets and it is likely that the Company will need additional operating capital in the future. While in the past Kapadia has made personal loans to the Company to fund cash flow needs, Kapadia has indicated that he is no longer willing to do so given that he owns only 52% of the Company. Accordingly, any such cash flow shortfalls would need to be satisfied through the sale of securities. Given the depressed price of the Company's Common Stock and the general market conditions for capital raising, the Board was not optimistic that such financing could be obtained on terms which would not be unduly onerous to the Company and which would not cause extreme dilution to the current stockholders. Furthermore, given the existing negative net worth, liquidation of the Company was not deemed to be of any value to the Stockholders.



Finally, the Board considered potential conflicts of interest which result from the lack of independence from the Company and Kapadia of the other members of the Board. Each of Messrs. Syed and Bhagat are full-time employees of the Company, under the direction and supervision of Kapadia. In addition, Bhagat is the brother-in-law of Kapadia. Although such members of the Board believe they have acted in good faith, diligently, and with care and prudence in analyzing the Offer and in making a determination as to its fairness to the unaffiliated Stockholders, there existed no independent committee of the board to separately review the transaction, and accordingly the Board recognized that the potential for conflict of interest exists. While the Board retained the investment banking firm of Park Capital to issue a fairness opinion of such firm, which the Board considered as support for its own determination of the fairness of the Merger, the Board sought additional independent means of ensuring the fairness of the Merger to the unaffiliated Stockholders. Accordingly, the Board determined to require, as a condition to the approval of the Merger, that the unaffiliated Stockholders (i.e., those who would be receiving the Transaction Consideration), have the power to approve or disapprove the Merger Transaction, independently of any action by Kapadia or NTSE. The Board considered requiring that a majority of such Public Stockholders approve the Merger Transaction. However, an analysis of the stockholder records indicated that, of approximately 4,000 beneficial holders of the Common stock, over 1,000 of such holders were owners of 100 shares or less (i.e., $10.00 or less in potential Merger Consideration), and, accordingly, the Board had concern as to whether a sufficient number of such Stockholders would take the time and energy to respond to the proxy solicitation so as to satisfy such a requirement. The Board determined that the desired result could be achieved by requiring that the number of votes cast in favor of the adoption of the Merger Agreement by Public Stockholders must exceed the number of votes cast by such Public Stockholders against the adoption of the Merger Agreement. As a result, at the insistence of the Board, the Merger Agreement contains such a requirement as a condition to closing of the Merger.

FINANCIAL ADVISOR; FAIRNESS OPINION

Park Capital was engaged to act as the Board's financial advisor on November 12, 2003 in connection with the Board's review of the Offer. No limitations were imposed by the Company or the directors upon Park Capital with respect to the investigations made or the procedures followed by it in rendering its opinion, except that Park Capital was not authorized to, and did not, solicit any indications of interest from any potential third party, either financial or strategic, to acquire all or any part of the Company or any of its assets for the reasons set forth above. On January 31, 2003, Park Capital rendered its oral opinion to the Board, and confirmed such oral opinion in a written opinion of the same date (the "Park Capital Opinion"), that, as of such date and based upon the assumptions noted therein, matters considered, and limits of review in connection with such opinion, the consideration to be received by the holders of shares of Common Stock (other than Kapadia and its NTSE) pursuant to the Merger Agreement was fair from a financial point of view to such holders.

A COPY OF THE PARK CAPITAL OPINION, DATED JANUARY 31, 2003, WHICH SETS FORTH THE ASSUMPTIONS NOTED THEREIN, MATTERS CONSIDERED, AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY PARK CAPITAL, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT, AND STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE PARK CAPITAL OPINION WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS. THE PARK CAPITAL OPINION WAS DELIVERED FOR THE INFORMATION OF THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW IT SHOULD ACT IN RESPECT OF THE MERGER AGREEMENT. THIS SUMMARY OF THE PARK CAPITAL OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In arriving at its opinion, Park Capital reviewed and analyzed (i) the Merger Agreement; (ii) publicly available information concerning the Company that Park Capital believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business, operations and prospects of the Company furnished to Park Capital by the management of the Company, and discussions held with various members of the senior management of the Company concerning the historical and current operations, financial conditions, and future prospects of the Company; (iv) the prices and trading history of the Common Stock of the Company; (v) an analysis of the historical financial results and present financial condition of the Company; and (vi) such other financial studies, analyses, investigations and other factors as Park Capital deemed relevant or appropriate. The Company does not customarily prepare financial forecasts, but did so at the request of Park Capital. Such forecasts principally extended the trends currently experienced by the Company, while taking into consideration known future factors, such as expansion and relocation plans. The projections supplied by the Company to Park Capital indicated that revenues were expected to increase, with a corresponding increase in operating expenses. The projections forecasted a net loss of approximately $1.5 million for the year ended December 31, 2003.

In connection with its review, Park Capital assumed and relied upon the accuracy and completeness of the financial and other information provided to it or discussed with it by the Company or otherwise used by it in arriving at its opinion, without independent verification. Park Capital further relied upon the assurances of the management of the Company that such management was not aware of any facts that would make such information inaccurate or misleading with respect to the financial plan of the Company. With respect to the financial plan provided to Park Capital by the Company, Park Capital assumed that such plan was reasonably prepared and reflects the best currently available estimates and judgment of the management of the Company. In arriving at its opinion, Park Capital did not conduct physical inspections of the properties, or inventories of the facilities of the Company with the goal of arriving at a valuation of the Company. Park Capital's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its review.

In connection with its presentation to the Company's Board of Directors advising the Board of its opinion on January 30, 2003, Park Capital performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Park Capital has used several methods to arrive at a fair value for the Company's Common Stock, with each method requiring different assumptions and calculations. Furthermore, in arriving at its fairness opinion, Park Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor, Accordingly, Park Capital believes that its analysis must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all the analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Park Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect prices at which businesses may actually be sold.

PURCHASE PRICE ANALYSIS. The proposed Merger was proposed to the Board of Directors of the Company on October 30, 2002. On that date, the Company's shares traded on the Nasdaq OTC Bulletin Board at a closing price of $0.05 per share of Common Stock. Subsequent to the offer being proposed, the shares traded at various prices with a low closing price of $0.02 and a high closing price of $
0.08 on November 4, 2002. Based on these pre-announcement closing prices, Park Capital determined that the aggregate high and low market capitalization for the equity of the Company as represented by 23,932,912 outstanding shares was $478,658 at the low end and $1,675,303 at the higher end in November of 2002. Park Capital calculated that the Offer from NTSE of $0.10 per share in cash valued the Company's Common Stock equity at $2,393,291, representing a premium of 42.8% over the highest publicly-traded valuation of the Company's Common Stock since the date of the Offer , based upon the $0.08 per share price of November 4, 2002, and a premium of 400% over the share price as traded on the Nasdaq Pink Sheet Quotation System as of the date of the Park Capital Opinion.

Additionally, Park Capital reported that the average daily trading volume of the Company's Common Stock had dropped precipitously over the several months preceding the date of its Opinion with a range of daily trading volume of as low as 100 shares per day to a high 167,700 shares per day. Park Capital suggested that these trading volumes represented a limited aggregate level of financial liquidity to current or prospective stockholders, ranging from $200 to $11,000 per day or less than 2% of the maximum aggregate market capitalization achieved during the period covered since the submission of the

Offer on October 30, 2002. Park Capital indicated that the Offer will provide the Stockholders with the opportunity to receive immediate cash in exchange for their shares of Common Stock in an aggregeate amount of five times as much as the current market will provide. Park Capital suggested that, with the light trading volumes and low prices,any significant attempt by the existing Stockholders to achieve cash liquidity for their shares could cause a further decline in the prevailing share price. As an exampleof the lack of liquidity, Park Capital noted that during the 51 day trading period from October 31, 2002 through January 10, 2003, 918,500 shares of Common Stock traded representing an average of only 18,009 shares per trading day, and at prices of as low as $0.02 per share to as high as $0.08 per share, the average daily financial liquidity of the Common Stock was $1,440, or 0.3% of the total then-current market capitalization.

EBITDA MULTIPLE APPROACH. A rough "rule of thumb" valuation technique frequently employed is to simply apply a multiple to the latest twelve months EBITDA. As of the date of the Park Capital Opinion, the Company had not yet issued its most recent quarter financial results or annual results for the period ended December 31, 2002. Therefore, Park Capital used the financial information as of and for the nine months ended September 30, 2002 and adjusted the information to estimate an annual rate of operations for the 12 month period ended December 31, 2002. However, the Company recorded significant losses for the period ended September 30, 2002. As a result of such losses, Park Capital deemed the EBITDA multiples approach to render a meaningless comparative result.

DISCOUNTED CASH FLOW. Park Capital calculated the future potential earnings of the Company for the years 2003, 2004 and 2005, using the Company's projections for fiscal year 2003 and certain assumptions for growth in revenue, the rate of return an investor would expect for taking the risk of owning the Company's securities during that period (discount rate), and the potential net profit margin. Park Capital then placed a terminal value on the projected 2005 free cash flow to be generated by multiplying free cash flow by a multiple of 3.3X . This terminal value was then discounted to the present by using a discount rate of 30% as the weighted average cost of capital using a capital asset pricing model, which takes into account the Beta values of similar publicly traded companies, the current return on the S&P 500 and the current return on long-term, risk-free treasury securities. Using this method, Park Capital determined the present value of 2005 terminal value and the accumulated free cash flow values for the years 2003, 2004 and 2005 to be as high as $1.8 million or $0.07 per share. However, it should be noted that the method used to estimate this present value assumed that the Company could reverse its most recent operating history and become cash flow positive for the years 2004 and 2005, of which there could be no assurances. The

Company's recent results have reflected accumulated losses and cash flow deficits.

ADJUSTED BOOK VALUE. As part of its analysis and to attempt to determine the fair market value of the Company's total capitalization, Park Capital reviewed the value to a potential buyer of the assets and liabilities in comparison to their book values. The results of an "adjusted book value analysis" indicated a fair market value of approximately negative ($5,600,000) as of December 31,2002 and a potential negative net worth in excess of ($7,000,000) based upon the Company's projections for the year ending 2003 resulting from the accumulated earnings deficit and the charge back of unamortized goodwill. Therefore, Park Capital calculated that the value of the Company derived from the Transaction Consideration to be received by the the Company's Stockholders from the proposed merger transaction of $2.3 million dollars is significantly in excess of the value to be derived under this approach.

Park Capital is a private, regional independent investment banking firm founded in 1999 and located in New York, New York. The firm is a member of the National Association of Securities Dealers. As part of its business activities, the firm provides investment banking services, including the evaluation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive bids, initial and secondary distributions of listed and unlisted securities, private placements of both debt and equity securities and valuations for corporate and other purposes. The Board of Directors selected Park Capital because of its experience, reputation and familiarity with similar type transactions. Park Capital has consented to the inclusion of its report as an Appendix to this Proxy statement and to the inclusion of the foregoing summary of such report and its analyses.

Pursuant to a letter agreement dated November 12, 2002, the Company agreed to pay Park Capital a fee of thirty thousand ($30,000.00) dollars upon delivery of a fairness opinion (the "Opinion Fee") which fee will be paid whether or not a transaction occurs.

POSITION OF KAPADIA AND NTSE


Kapadia and NTSE had no involvement in the Board's evaluation of the fairness of the Transaction Consideration to the Public Stockholders and have not undertaken any formal evaluation of their own as to the fairness of the Transaction Consideration. While Kapadia and NTSE did not undertake any independent analysis of the fairness of the Transaction Consideration to the Public Stockholders, they have reviewed the Park Capital Opinion and have considered the factors set forth above under "--Determinations of the Board; Fairness of the Merger" and "--Financial Advisor; Fairness Opinion" and based on such review and such factors, Kapadia and NTSE each believe that the Board is correct in its determination that the Transaction Consideration is fair to and in the best interests of the unaffiliated Stockholders.


Kapadia and NTSE have informed the Company that they support the conclusion, and the analyses underlying such conclusion, of the Board. In view of the wide variety of factors considered in connection with their evaluation of the proposed Merger, Kapadia and NTSE did not find it practicable to quantify or otherwise attempt to assign relative weights to the factors or determine that any factor was of particular importance in reaching such conclusion.

PURPOSE AND STRUCTURE OF THE MERGER

Kapadia and NTSE entered into the Merger Agreement to acquire beneficial ownership of the entire equity interest in the Company because they believe that the operation of the Company, as a public company requires undue expense and regulatory compliance, economically hampering the Company, and that operating the Company as a private entity will relieve the Company of such expenses and operational burdens to better position the Company to survive, given the increasingly tightening operating margins and competitive pressures. Further, the Company has not been able to realize the benefits of being a publicly traded company, either through the use of its securities to raise capital or to acquire companies, or to attract employees and consultants through the granting of stock options or other securities-based compensation arrangements. In addition, Kapadia believes that the Merger Transaction will permit him to better manage the product development and expansion opportunities of the Company without the restrictions on affiliated transactions and public disclosure burdens imposed upon public companies. Finally, as noted elsewhere herein, the public markets have not provided liquidity to the Stockholders nor a realistic avenue to participate in potential profitability of the Company. In order to acquire the interest of the Public Stockholders in the Company, NTSE and Kapadia are agreeing to Transaction Consideration which represents a price that is at a premium to the historic trading prices of a share of Common Stock. NTSE and Kapadia have structured the transaction as a Merger because they view the Merger as the most efficient means of acquiring the entire public interest in the Company in a single transaction.

For additional information concerning the purpose of the Merger, see "--Background of the Merger," "--Determinations of the Special Committee and the Board; Fairness of the Merger."

If the Merger is consummated, the Public Stockholders (other than those stockholders who have perfected and have not withdrawn their right to seek appraisal of their shares under applicable Delaware law) will have the right to receive $.10 in cash, without interest, for each share of Common Stock of the Company held immediately prior to the Merger. At the Effective Time of the Merger, all outstanding shares of Common Stock of the Company, will be canceled and retired, and the shares of NTSE owned by Kapadia will be converted into Common Stock, making Kapadia the sole stockholder of the Company.

As a result of the Merger, the Common Stock will no longer be publicly traded. Following the Merger, persons who were stockholders of the Company immediately prior to the Merger will no longer have an opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth. Trading in the shares of Common Stock on the "pink sheets" will cease immediately following the Effective Time. At the Effective Time, registration of the Common Stock under the Securities Act also will be terminated, as will the ongoing disclosure requirements thereunder and under the Exchange Act.


DISSENTERS RIGHTS OF APPRAISAL

           General

           Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters' rights in connection with the proposed merger depending on the circumstances. These rights generally confer on stockholders who do not vote in favor of a merger or the consideration to be received in a merger and who properly exercise appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

           The Company's stockholders are entitled to dissenters' appraisal rights in connection with the merger under Delaware law.

           Under the Delaware General Corporation Law, or the DGCL, if a stockholder does not wish to accept the cash payment of $0.10 for each share of the Company's Common Stock that he or she owns in accordance with the Merger Agreement, the stockholder may exercise appraisal rights by delivering a written demand for appraisal before the taking of the vote on the Merger Agreement at the special meeting in accordance with the requirements of the DGCL and must not vote in favor of the merger (which means that you must vote against adopting the Merger Agreement or abstain from voting on the Merger Agreement because a proxy executed in blank that does not contain voting instructions will, unless revoked, be voted in favor of adopting the Merger Agreement). A stockholder who has taken all steps required to perfect his or her appraisal rights under Delaware law may elect to have the fair value of the stockholder's shares of Common Stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. Failure to strictly comply with these procedures will result in the loss of appraisal rights.

           The following is a summary of the material provisions of Section 262 of the DGCL. The full text of Section 262 is reprinted as Appendix C to this Proxy Statement. You should read Appendix C in its entirety for a more complete description of your appraisal rights under Delaware law.

           All references in this summary to a "stockholder" are to the record holder of the shares of Common Stock as of the close of business on the Record Date of the Special Meeting. A person having a beneficial interest in shares that are held in "street name" or otherwise held of record in the name of another person, such as a broker or nominee, is responsible for ensuring that a demand for appraisal is made by the record holder and must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to exercise whatever appraisal rights the beneficial owner may have.

           Notice by the Company

           Under Section 262 of the DGCL, since the Company is submitting the Merger Agreement for adoption at the special meeting, the Company must notify, not less than 20 days prior to the Special Meeting, each stockholder on the record date for the Special Meeting, that appraisal rights are available, and must include in such notice a copy of Section 262 of the DGCL. This Proxy Statement constitutes notice to the holders of shares of the Company's Common Stock that appraisal rights are available. As indicated above, a copy of Section 262 of the DGCL is reprinted as Appendix C to this Proxy Statement.

           Perfection of Appraisal Rights

           To perfect appraisal rights under Section 262 of the DGCL, you must:

           o deliver to the Company a written demand for appraisal of your shares of the Company's Common Stock before the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting, which demand must reasonably inform the Company of your identity and that you intend to demand the appraisal of your shares; and

           o not vote in favor of adopting the Merger Agreement (which means that you must vote against the Merger Agreement or abstain from voting on the Merger Agreement because a proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement).

           The written demand for appraisal must be separate from any proxy or vote in person against or abstaining from the proposal to adopt the Merger Agreement and approve the merger. A PROXY OR VOTE IN PERSON AGAINST OR ABSTAINING FROM VOTING ON, THE PROPOSAL TO ADOPT THE MERGER AGREEMENT WILL NOT, IN AND OF ITSELF, CONSTITUTE A DEMAND FOR APPRAISAL.

           Only a holder of record of shares of the Company's Common Stock is entitled to assert appraisal rights for the shares registered in that holder's name. In addition, to preserve his or her appraisal rights, a stockholder must continue to hold his or her shares until the completion of the merger. Accordingly, a stockholder who is the record holder of shares of the Company's Common Stock on the date the written demand for appraisal is made, but who subsequently transfers shares prior to the completion of the Merger, will lose any right to appraisal in respect of those shares.

           A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates and must state that such person intends thereby to demand appraisal of such holder's shares of the Company's Common Stock in connection with the Merger. If the shares of the Company's Common Stock for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if these shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

           A record holder of the Company's Common Stock that is a broker who holds shares for which appraisal rights are available as nominee for several beneficial owners may exercise appraisal rights with respect to shares held for one or more beneficial owners, while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and are being sought. When no number of shares of the Company common stock for which appraisal rights are available is expressly mentioned, the demand will be presumed to cover all the shares held of record by the broker or nominee. If your shares are held in street name and you wish to dissent from the merger, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

           All written demands for appraisal must be mailed or delivered to:

           9278 Communications, Inc.
           1942 Williamsbridge Road
           Bronx, NY 10461
           Attention: Secretary

           or should be delivered to the Secretary at the Special Meeting prior to the vote on the proposal to adopt the Merger Agreement.

           Notice of the Closing of the Merger to Stockholders Who Have Perfected Appraisal Rights

           Within 10 days after the completion of the Merger, the Company, as the surviving company, will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and who has not voted in favor of adoption of the Merger Agreement, of the date the Merger became effective.

           Filing a Petition for Appraisal

           Within 120 days after the completion of the Merger, but not thereafter, the Company, as the surviving company, or any stockholder who has complied with the statutory requirements summarized above, may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares that are entitled to appraisal rights. Neither the Company nor NTSE or its subsidiaries that are parties to the Merger Agreement are under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares that are entitled to appraisal rights. Accordingly, it will be the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

           Stockholder Request for Information

           Within 120 days after the completion of the Merger, any Stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company, as the surviving company, a statement setting forth the aggregate number of shares of the Company common stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been timely received and the aggregate number of holders of these shares. These statements must be mailed within 10 days after a written request for the information has been received by the Company, or within 10 days after the date of the Special Meeting, whichever is later.

           If a petition for an appraisal is timely filed and a copy served upon the Company, as the surviving company, the Company will then be obligated within 20 days of service to file with the Delaware Register in Chancery a list containing the names and addresses of the stockholders who have demanded appraisal of their shares of the Company common stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those Stockholders entitled to appraisal rights. The Delaware Court of Chancery may require the Stockholders who demanded appraisal rights of their shares of the Company's Common Stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings. If any Stockholder fails to comply, the Delaware Court of Chancery may dismiss the proceedings as to that Stockholder. After determining which stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of the Company's Common Stock, excluding any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

           THE COMPANY'S STOCKHOLDERS CONSIDERING THE EXERCISE OF APPRAISAL RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF THE COMPANY'S COMMON STOCK AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE VALUE OF THE TRANSACTION CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES OF THE COMPANY COMMON STOCK AND THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO THE FAIR VALUE UNDER SECTION 262 OF THE DGCL.

           The Delaware Supreme Court has stated, however, that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that a stockholder's statutory appraisal remedy may not be a dissenter's exclusive remedy, depending on factual circumstances.

           In addition, the costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the appraisal shares entitled to appraisal.

           Withdrawal of Appraisal Demand

           At any time within 60 days after the completion of the Merger, any Stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash amount of $0.10 for each share of common stock that they own in accordance with the terms of the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the written consent of the Company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, which may be conditioned on terms the Delaware Court of Chancery deems just.

           No Right to Vote Appraisal Shares or Receive Dividends or Distributions on Appraisal Shares

           Any holder of shares of the Company's Common Stock for which appraisal rights are available that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote these shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of these shares as of a record date prior to the effective time of the Merger.


           FEDERAL INCOME TAX CONSEQUENCES TO PUBLIC STOCKHOLDERS

           In general, under the Internal Revenue Code of 1986, as amended (the "Code"), the receipt of cash by a Stockholder pursuant to the Merger will be a taxable event for Federal income tax purposes. Generally, a stockholder will recognize capital gain or loss equal to the difference between

           (i) the amount of cash received and (ii) such stockholder's tax basis in the Common Stock surrendered in exchange therefor. Such gain or loss must be calculated separately for each block of shares of Common Stock (e.g., shares acquired at the same price in a single transaction) held by the stockholder.

           The preceding discussion describes the material Federal income tax consequences of the Merger to the Public Stockholders, and does not address any potentially applicable local, state or foreign tax laws. The discussion assumes that stockholders hold their shares of Common Stock as capital assets within the meaning of the Code. It does not, however, discuss all aspects of Federal income taxation that may be relevant to any stockholder and may not apply to (i) Common Stock acquired upon exercise of incentive stock options, non-qualified stock options or otherwise as compensation; (ii) certain tax-exempt stockholders; (iii) stockholders that are subject to special tax provisions, such as banks and insurance companies; and (iv) certain nonresident aliens and foreign corporations.

           A stockholder may be subject to information reporting and to backup withholding of all amounts paid to the stockholder, unless such stockholder provides a correct taxpayer identification number or proof of an applicable exemption to the Company, and otherwise complies with applicable requirements under the Code.

           THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROXY STATEMENT. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).


           PLANS FOR THE COMPANY AFTER THE MERGER

           It is expected that following the Merger, the business and operations of the Company will be continued substantially as they have been and are currently being conducted. The directors and officers of the Company immediately prior to the Effective Time will continue to be the directors and officers of the Company following the Merger and until their successors shall have been elected, appointed and/or qualified or until their death, resignation or removal in accordance with the Company's Certificate of

           Incorporation and By-laws.

           After the Merger, the Company will become wholly-owned by Kapadia, and the public will no longer own a minority equity interest in the Company. Accordingly, Kapadia will be able to direct and control the policies of the Company and its subsidiaries, including with respect to any extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of the Company's Board or management, without taking into account the current public minority equity interest. Any such extraordinary transaction may occur with affiliates of the Company, Kapadia or NTSE.

           Except as described in this Proxy Statement, Kapadia and NTSE do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of its Board or management.

           INTERESTS OF CERTAIN PERSONS IN THE MERGER

           In considering the Merger Transaction, stockholders of the Company should be aware that certain members of the Company's management, including the Board, have certain interests in the Merger Transaction that may present them with actual or potential conflicts of interests. Kapadia, a director of the Company, its Chairman and Chief Executive Officer, and the majority stockholder of the Company, is also the sole director and officer of NTSE, and its sole stockholder. As a result of the merger, Kapadia will become the sole stockholder of the Company.


           Haris Syed, a director of the Company, is also the President of the Company and a full time employee of the Company. Mr. Syed is the indirect beneficial owner of 256,000 shares of Common Stock, which would entitle him to receive Transaction Consideration in the amount of $26,500 if the Merger Transaction is approved and consummated. Mr. Syed has indicated that he intends to vote such shares in favor of the adoption of the Merger Agreement.


           Hanif Bhagat, a director of the Company, is a full time employee of the Company and the brother-in-law of Kapadia. Mr. Bhagat has no direct financial interest in the Merger Transaction.

           Craig S. Libson, of Snow Becker Krauss, PC, counsel to the Company, is a general partner of an investment partnership which owns 402,000 shares of Common Stock, and accordingly a indirect beneficial owner of such shares, although Mr. Libson has disclaimed beneficial ownership of 50% of such shares. As a result, if the Merger Transaction is approved, it can be expected that Mr. Libson will realize the economic benefit of 50% of the $40,000 to be received by such partnership through the Merger Transaction.

           Pursuant to the Merger Agreement, Kapadia and NTSE agree that all rights to indemnification existing in favor of the present and former directors and officers of the Company (or any of its subsidiaries) as provided in the Company's Certificate of Incorporation and By-laws or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of the Company's subsidiaries, as in effect as of the date of the Merger Agreement with respect to any matters occurring prior to the Effective Time, will survive the Merger Transaction and continue in full force and effect for a period of six years. Subject to certain limitations, NTSE or the Company shall also maintain the Company's existing officers' and directors' liability insurance for a period of not less than three years after the Effective Time. See "THE MERGER AGREEMENT--Certain Other Covenants--Directors' and Officers' Insurance and Indemnification."

                       ACCOUNTING TREATMENT OF THE MERGER

           The Merger Transaction will be accounted for as a business combination of entities under common control in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by NTSE in connection with the Merger Transaction will be eliminated in the recapitalization of the Company.

                           SOURCE AND AMOUNT OF FUNDS

           The total amount of funds required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses is estimated to be approximately $1.2 million. NTSE will obtain such funds from Kapadia, who expects to furnish them from his personal resources. There is no alternative source of funding for the Transaction Consideration.



                       THE SPECIAL MEETING OF STOCKHOLDERS

GENERAL

This Proxy Statement and enclosed proxy are being furnished to holders of record of shares of Common Stock of 9278 Communications, Inc. (the "Company"), as of April 30, 2003 (the "Record Date"), in connection with the solicitation of proxies by the Board of Directors of the Company from the holders of shares of Common Stock for use at a Special Meeting of Stockholders of the Company to be held on June 3, 2003. At the Special Meeting, the holders of record of such shares will vote on a proposal to approve the proposed merger (the "Merger Transaction") between the Company and NTSE Holding Corp. ("NTSE").

DATE, TIME AND PLACE

The Special Meeting is scheduled to be held at 10:00 a.m., local time, on Tuesday, June 3, 2003 at the Company's offices, 1942 Williamsbridge Road, Bronx, NY 10461.

VOTING RIGHTS

The Board has fixed the close of business on April 30, 2003 as the Record Date. On the Record Date, there were 23,932,912 shares of Common Stock outstanding and entitled to vote held by approximately 370 holders of record, and approximately 4,000 additional beneficial holders. Holders of shares of Common Stock are entitled to cast one vote per share, either in person or by proxy, on matters presented to the stockholders of the Company at the Special Meeting.


Holders of a majority of the shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum at the Special Meeting. As of the Record Date, NTSE owned 12,465,215 shares of Common Stock, or approximately 52% of the issued and outstanding Shares. Kapadia holds no Shares of Common Stock other than indirectly through NTSE. Haris Syed, an officer and director of the Company is the beneficial owner of 256,000 shares of Common Stock, or approximately 1.0% of the outstanding shares, and has indicated that he will cause such shares to be voted in favor of the adoption of the Merger Agreement.


The Merger Agreement provides that in order for the Merger Transaction to be effected, (i) the Merger Agreement must be approved by the holders of a majority of the outstanding shares of Common Stock and (ii) the number of the shares held by the holders of Common Stock other than NTSE and Kapadia (the "Public Stockholders") which are voted "For" the proposal to approve the Merger Transaction must exceed the number of shares held by the Public Stockholders which are voted "Against" the Merger Transaction. NTSE has agreed in the Merger Agreement to vote its shares in the Company in favor of the proposal to approve the Merger Transaction. NTSE owns a sufficient number of shares to satisfy the first condition to the approval of the Merger Transaction, but not to satisfy the second. Consequently, votes cast by the Public Stockholders will determine whether the Merger Agreement will be approved or disapproved.

PROXIES; REVOCATION OF PROXIES

All shares of Common Stock represented at the Special Meeting by properly executed proxies received prior to the vote at the Special Meeting, unless previously revoked (as described immediately below), will be voted in accordance with the instructions thereon. Where a signed proxy is returned and no instructions are given, proxies will be voted FOR approval of the Merger Transaction. No matters other than the approval of the Merger Agreement are presently scheduled for consideration at the Special Meeting. A broker who holds shares in street name will not be entitled to vote on the proposals without instructions from the beneficial owner. This inability to vote is referred to as a "broker non-vote". Stockholder abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Special Meeting. Because the Merger Agreement provides that, in addition to the Merger Agreement being approved by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, the number of the shares held by the Public Stockholders which are voted "For" the proposal to approve the Merger Agreement must exceed the number of shares held by the Public Stockholders which are voted "Against" the Merger Transaction, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company, 1942 Williamsbridge Road, Bronx, NY 10461, either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same Shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

Proxies are being solicited by and on behalf of the Company. The Company will solicit proxies by mail, and the directors, officers and employees of the Company may also solicit proxies by telephone or personal interview. These persons will receive no additional compensation for soliciting proxies, but will be reimbursed for their reasonable out-of-pocket expenses incurred in the performance of these services. The Company will bear the costs of preparing and mailing the proxy materials to shareholders in connection with the Special Meeting. Arrangements will be made to furnish copies of the proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of shares of Common Stock. Such entities will be paid reasonable out-of-pocket expenses.

                              THE MERGER AGREEMENT

           THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT NOT SUMMARIZED ELSEWHERE IN THIS PROXY STATEMENT. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY AND TO CONSIDER IT CAREFULLY.

           EFFECTIVE TIME

           The Merger will become effective, and the Effective Time will occur, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as agreed by the parties and specified in such Certificate as required by the Delaware General Corporation Law ("DGCL"). Such filing will be made not later than the second business day after the satisfaction or waiver of all of the conditions set forth in the Merger Agreement, or such other time as agreed by the Company and NTSE (the "Closing Date"). There can be no assurance as to when and if the Merger will be consummated. If the Merger has not been consummated on or prior to June 30, 2003, the Merger Agreement may be terminated by either the Company or NTSE. See "--Conditions to Consummation of the Merger" and "--Termination."

           Upon the filing of the Certificate of Merger, NTSE will be merged with and into the Company and the separate existence of NTSE will cease. As a result of the Merger, at the Effective Time of the Merger, all outstanding shares of Common Stock of the Company, will be canceled and retired, and each outstanding share of NTSE common stock, all of which are owned by Kapadia, will be converted into one share of the Company's Common Stock, making Kapadia the sole stockholder of the Company.

           Stockholders will be entitled to receive the Transaction Consideration in cash, without interest, upon surrender of the certificates formerly representing such Shares. See "--Procedure for Payment." All such Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Transaction Consideration therefor upon the surrender of such certificate.

           PROCEDURE FOR PAYMENT

           Prior to the Effective Time, NTSE shall designate a bank or trust company to act as the paying agent (the "Paying Agent") to receive the funds, as needed, to effect the payment of the Transaction Consideration. (The Company intends to appoint American Stock Transfer & Trust Company, its present transfer agent, as the Paying Agent.) At the Effective Time, the Paying Agent will mail to each record holder of a certificate or certificates representing issued and outstanding shares of Common Stock (the "Certificates"), who have the right to receive the Transaction Consideration, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Transaction Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with such letter of transmittal, duly executed, the holder of such Certificate will receive in exchange therefor the Transaction Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed as soon as practicable following the receipt thereof, and the Certificate so surrendered shall forthwith be canceled.

           STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

           If payment of the Transaction Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Transaction Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent and the Company that such tax either has been paid or is not applicable. Until surrendered, each Certificate (other than those held by NTSE) will be deemed at any time after the Effective Time to represent only the right to receive the Transaction Consideration.

           In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Transaction Consideration deliverable in respect thereof, provided that the person to whom the Transaction Consideration is paid shall, as a condition precedent to the payment thereof, give the Company a bond in such sum as it may direct or otherwise indemnify the Company in a manner satisfactory to it against any claim that may be made against the Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

           CERTAIN REPRESENTATIONS AND WARRANTIES

           The Company. Pursuant to the Merger Agreement, the Company has made representations and warranties regarding, among other things, (i) the Company's organization, existence and qualification to do business and similar corporate matters, (ii) the Company's capitalization,
           (iii) the Company's authority to enter into and perform its obligations under the Merger Agreement, (iv) the absence of conflict of the Merger Agreement and the transactions contemplated thereby with the Company's Certificate of Incorporation, by-laws, certain agreements and applicable laws, (v) certain regulatory consents and approvals, (vi) certain filings with the SEC and the financial statements contained therein, (vii) the accuracy of information contained in this Proxy Statement and certain other SEC filings relating to the transactions contemplated by the Merger Agreement and
           (viii) the opinion of Park Capital as to the fairness to the Public Stockholders of the Transaction Consideration.

           NTSE. Pursuant to the Merger Agreement, NTSE has made representations and warranties regarding, among other things, (i) NTSE's organization, existence and qualification to do business and similar corporate matters, (ii) NTSE's authority to enter into and perform its obligations under the Merger Agreement, (iii) the absence of conflict of the Merger Agreement and the transactions contemplated thereby with NTSE's certificate of incorporation, by-laws, certain agreements and applicable laws, (iv) certain regulatory consents and approvals and (v) the accuracy of certain information supplied by NTSE as contained in this Proxy Statement and certain other SEC filings relating to the transactions contemplated by the Merger Agreement.

           CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

           The Merger Agreement provides that except as otherwise expressly contemplated by the Merger Agreement or as agreed to in writing by NTSE, after the date of the Merger Agreement and prior to the Effective Time, the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course. In particular, prior to the Effective Time, the Company will not, without the prior written consent of NTSE, directly or indirectly;
           (i) issue, sell, deliver, or agree or commit to issue, sell or deliver, any share of any class or any other security (except as permitted by the Merger Agreement); (ii) amend its Certificate of Incorporation or By-laws; (iii) split, combine or reclassify any shares of its Common Stock; (iv) pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (v) redeem or otherwise acquire any of its securities or any securities of its subsidiaries; (vi) incur any long-term debt or guarantee any indebtedness; or (vii) engage in any other unusual transactions such as mergers, consolidations, acquisitions or dispositions of assets.

           CERTAIN OTHER COVENANTS

           Further Action; Reasonable Efforts. Pursuant to the Merger Agreement, each of the parties has also agreed to use its reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. In addition, NTSE and the Company shall use their respective reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under the laws, rules, guidelines or regulations of any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity").

           Consents and Approvals. Kapadia has agreed to vote, or cause to be voted all of the shares of Common Stock owned by NTSE with respect to the approval and adoption of the Merger Agreement. Kapadia has agreed to provide the Company, upon the request of the Company, with all information concerning Kapadia or NTSE necessary to be included in this Proxy Statement. Notwithstanding any of the foregoing, without the prior written consent of Kapadia, the Proxy Statement and the
           Schedule 13E-3 (including the exhibits thereto and any information incorporated by reference therein) shall not include, and neither the Company, the Board nor any of their respective financial, legal or other advisors shall publicly disclose, any confidential information relating to the Company not required to be disclosed under federal securities laws and regulations.

           Publicity. The Merger Agreement also provides that no party to the Merger Agreement will issue or cause the publication of any press release or other announcement with respect to the Merger, the Merger Agreement or the other transactions contemplated thereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other parties.

           Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that all rights to indemnification existing in favor of the present or former directors and officers of the Company or any of its subsidiaries as provided in the Company's Certificate of Incorporation or by-laws or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of the Company's subsidiaries, as in effect as of the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time, shall survive the Merger and continue in full force and effect for a period of six years, from and after the Effective Time. In addition, the Merger Agreement requires the maintenance of the existing officers and directors' liability insurance for a period of not less than six years after the Effective Time in relation to actions and omission occurring prior to the Effective Time.

           CONDITIONS TO CONSUMMATION OF THE MERGER

           The Merger Agreement provides that the respective obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties thereto to the extent permitted by applicable law): (i) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a governmental entity that prohibits the consummation of the Merger and shall be in effect; (ii) other than filing the Certificate of Merger in accordance with the DGCL, all material authorizations, consents and approvals required to be obtained prior to consummation of the Merger shall have been obtained; (iii) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock; (iv) the number of votes cast in favor of the Merger Transaction by the Public Stockholders must exceed the number of votes cast by the Public Stockholders against the Merger Agreement; (v) the representations and warranties of each of the parties to the Merger Agreement shall be true and correct in all material respects at and as of the Closing Date; (vi) each of the parties to the Merger Agreement shall have performed in all material respects its obligations under the Merger Agreement required to be performed at or prior to the Closing Date pursuant to the terms of the Merger Agreement; (vii) confirmation that NTSE has minimum cash balances in its accounts of $1,250,000, and (viii) at the time of the mailing of the Proxy Statement, Park Capital shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Board and shall not have withdrawn such fairness opinion to the Effective Time.

           TERMINATION

           Notwithstanding any provision of the Merger Agreement to the contrary, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                      (a) By the written mutual consent of NTSE and the Company.

                      (b) By either the Company, on the one hand, or NTSE, on the other hand, if: (i) the Merger has not been consummated on or prior to June 30, 2003; provided, however, that such right shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; (ii) Stockholder approval has not been obtained in accordance with the provisions of the Merger Agreement; (iii) prior to the consummation of the Merger, any governmental entity shall have issued a statute, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such statute, order, decree, regulation or other action shall have become final and non-appealable; or
                    (iv) Park Capital shall have withdrawn, modified or amended its fairness opinion.

                    (c) By NTSE if, prior to the consummation of the Merger: (i) the Board has withdrawn, or modified or changed, in any manner adverse to NTSE, its approval of the Merger Agreement or its declaration of the advisability of the Merger or the transactions contemplated thereby, or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the transactions contemplated thereby;
                    (ii) Park Capital shall have withdrawn or modified or amended its opinion; (iii) there has been any material adverse change in the business, assets, liabilities, results of operations, financial condition or business prospects (other than those prospects arising as a result of general economic conditions) of the Company and its subsidiaries taken as a whole; (iv) more than 9.9% of the shares of Common Stock outstanding immediately before the closing are held by Stockholders who have not voted for the Merger and who have made an appropriate demand for appraisal.

                    Upon termination, the Merger Agreement will become null and void, without liability on the part of any party thereto, except as set forth below. See "--Miscellaneous; Fees and Expenses." Nothing shall relieve any party, however, from any liability or obligation with respect to any willful breach of the Merger Agreement.

           MISCELLANEOUS

           Fees and Expenses. Except as expressly contemplated by the Merger Agreement, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

           Amendment; Waiver; Termination. The Merger Agreement may be amended by the parties thereto at any time before or after adoption by the Stockholders of the Merger Agreement but, after any such adoption, no amendment may be made without the approval of such stockholders if such approval is required by law or if such amendment changes the Transaction Consideration or alters or changes any of the other terms or conditions of the Merger Agreement if such alteration or change would adversely affect the rights of the Public Stockholders.

           At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions of the other parties thereto contained therein.

                               REGULATORY MATTERS

           The Company, Kapadia and NTSE are not aware of any governmental consents or approvals that are required prior to the parties' consummation of the Merger. It is presently contemplated that if such governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance that any such consents and approvals will be obtained.


                       CERTAIN INFORMATION CONCERNING NTSE

           NTSE

           NTSE, a Delaware corporation, was organized by Kapadia for purposes of this transaction and has no business operations of its own. NTSE's primary material asset is its ownership of 12,465,215 shares of Common Stock, or approximately 52% of the outstanding shares of Common Stock of the Company.

           NTSE is wholly-owned by Kapadia.

           The address of NTSE is c/o Kurzman Eisenberg Corbin Lever & Goodman, LLP, 675 Third Avenue, New York, NY 10017, and its telephone number is (212) 661-2150.

           DIRECTORS AND EXECUTIVE OFFICERS


           Set forth below are the name, age and position of each director and executive officer of NTSE.

           NAME                      AGE                  POSITION
           ----                      ---                  --------

           Sajid Kapadia             29                   Director, President

           For additional information concerning the present principal occupation or employment and five-year employment history of this individual, see "CERTAIN INFORMATION CONCERNING THE COMPANY."

                   CERTAIN INFORMATION CONCERNING THE COMPANY

           THE COMPANY

           We are primarily a wholesale distributor of prepaid phone cards, distributing over 700 different types of prepaid phone cards issued from a variety of telecommunications carriers, including over 300 private label cards. The long distance rates available to users of these cards are significantly less than the rates for domestic and international calls placed by traditional methods. Generally, each type of prepaid phone card is available in $5 and $10 denominations, and sometimes in smaller denominations of $2 or $3. We print our private label cards with PIN's purchased from the telecommunications carrier pursuant to a program established by the carrier and we coordinate the activation of the cards with the carrier. For third party cards, we purchase pre-printed, pre-activated phone cards from the card provider.

           Our headquarters is in New York City and historically a majority of our sales were generated in the New York metropolitan area. In recent years, we have established a nationwide network of 18 distribution centers, including centers in California, Virginia, Connecticut, Illinois, Michigan, North Carolina, Florida, Maryland, New Jersey and Ohio. Through this network we estimate that our products are sold through over 150,000 retail outlets. Several of our private label products are marketed under national or international brand names, such as Absolute(TM) or Extra(TM), and in some cases also under localized product variations and names tailored to meet the needs or preferences of localized markets.

           We now offer direct pre-paid phone card sales through our Internet Websites 9278.com(TM), Callnation.com(TM) and Let's Dial.com(TM). Through our website, consumers can purchase 9278 phone cards over the Internet from a selection of hundreds of cards, searchable by various criteria, e.g., rates, brand name, country, etc., and receive immediate delivery of the card's access number and PIN codes via e-mail. In 2002, we significantly increased our direct sales efforts, giving us greater contact with retailers in areas our distribution centers do not directly service.

           We are continuously seeking to introduce new proprietary or third-party telecommunications related products into our growing distribution channels, including prepaid wireless products and prepaid direct dial long distance services, and to expand upon our existing business relationships with the United States telecommunications companies and large national prepaid card providers we work with.

           In February 2003, we introduced a pre-paid mobile phone product through our 9278 Mobile subsidiary. Our pre-paid mobile phones are purchased by consumers who must also purchase monthly service plans which permit the user to utilize the phone for a thirty day period, subject to limitations on minute usage. Available minute usage may be increased through the purchase of "extended airtime" cards, and additional monthly service can be obtained from monthly access cards. To date, we have conducted such sales efforts on an introductory basis to allow us to better determine the best distribution processes and to allow us to test consumer acceptance, pricing and customer care issues. Although some of our existing distributor base will be viable outlets for this product, it is likely that new distribution channels will need to be established to maximize the potential sales of this product. Unlike our existing phone card business, the sale of mobile phones requires significant up front, out-of-pocket expenses to acquire the phones, and the reliance on third party software vendors and carrier service providers for the continued functionality of the phones.

           We recently established a strategic relationship with IBGH Communications, a New York based telecommunications carrier which will provide us with flexible utilization of IBGH's telecommunications facilities to provide carrier services to cards developed and marketed by us. This relationship, in addition to providing flexibility and attractive rates, will provide us with a right of first refusal on IBGH's capacity which we expect will provide us with additional security against the risks of relying on many third party carriers for switching facilities. To facilitate this arrangement, we have made significant prepayments to IBGH to fund the establishment of the network to our specifications. Such prepayments are to be offset against future PIN purchases by us, and IBGH has agreed to repay the unused advance payment on or before December 31, 2003. Such repayment obligation is evidenced by a secured promissory note executed by IGBH.

           The principal executive offices of the Company are located at 1942 Williamsbridge Road, Bronx, NY 10461, and its telephone number is
           (718) 887-9278.

           Additional information concerning the Company and its subsidiaries is contained in the Company Form 10-K and its other public filings. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

           DIRECTORS AND EXECUTIVE OFFICERS

           Set forth below are the name, age, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Company. All directors serve terms of one year or until the election of their respective successors. Unless otherwise indicated, the business address of each person listed below is 1942 Williamsbridge Road, Bronx, NY 10461.

           NAME                AGE       POSITION
           ----                ---       --------

           Sajid Kapadia       29        Chairman of the Board Directors, Chief
                                         Executive Officer, and a Director

           Haris Syed          28        President and a Director
           Hanif Bhagat        29        Director

           SAJID KAPADIA. Mr. Kapadia has been our Chairman, Chief Executive Officer and a director of ours since our incorporation in April 1997. Prior to this, Mr. Kapadia was involved in several short-term telemarketing positions. Mr. Kapadia has a degree in mechanical engineering from Gandhi Engineering College in Gujarat, India.

           HARIS SYED. Mr. Syed has been our President since March 2001 and has been our Secretary and a director of ours since December 1999. Prior to being named President, he served as our Chief Operating Officer beginning June 2000. Before being appointed as our Chief Operating Officer, he was a Vice President of ours, beginning December 1999. Prior to this, from November 1996 through December 1999, he was the Vice President of TCI Telecom of NY, a telecom switching and voice over Internet protocol integrator.

           HANIF BHAGAT. Mr. Bhagat has been a director of ours since March 2001. He has provided consulting services to us since January 2001. Prior to this he was a student at Dawson College in Montreal, Quebec, where he received a Bachelor of Arts degree in communications. Mr. Bhagat is the brother-in-law of Sajid Kapadia.

           All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           In March 2001, Sajid Kapadia, an officer and director of ours, agreed to amend the repayment terms of a $2.0 million promissory note made to him by us at the time of the merger between iLink Telecom, Inc., our predecessor, and 9278 Distributor Inc., in December 1999. As amended, the terms provide for principal repayments by us of (i) $1.0 million on March 31, 2002, and
          (ii) $1.0 million on December 31, 2002. In consideration for his agreement to extend the payment terms of the note and other consideration, we amended Mr. Kapadia's employment agreement to provide that he will receive an annual bonus equal to five (5%) percent of our gross profit. This bonus compensation may be paid in cash, or with restricted shares of our common stock based upon a price per share equal to 75% of the fair market value of the shares, at Mr. Kapadia's sole discretion. Mr. Kapadia had previously extended the payment terms of this promissory note, in June 2000. At that time, in consideration for his agreement to extend the repayment terms of the note, we issued him a warrant to purchase 200,000 shares of our common stock at an exercise price of $1.625 per share. The warrant vested immediately as to 100% of the shares of common stock underlying the warrant and is exercisable for ten years from the date of the grant.

          In December 1999, iLink Telecom, Inc., our predecessor, agreed to purchase 9278 Distributor Inc., a company controlled by Sajid Kapadia, an officer and director of ours. Mr. Kapadia was not an officer or director of iLink. In connection with that merger, the shareholders of 9278 Distributor were issued an aggregate of 14,900,000 shares of our common stock, as well as a dividend of $3.0 million, of which $1.0 million was paid in December 1999 and the balance of $2.0 million was in the form of a two-year promissory note. Of these shares, 13,205,125 were issued to Mr. Kapadia. In addition to such shares, Mr. Kapadia was granted proxies to vote an aggregate of 2,150,000 additional shares of our common stock.

          In December 1999, we entered into a sublease agreement with Sajid Kapadia, an officer and director of ours, pursuant to which we sublease the entire premises at 1942 Williamsbridge Road, Bronx, New York as our corporate offices, at an annual rent of $63,000. The rental terms of the sublease agreement are substantially the same as the terms under which Mr. Kapadia leases the space from an unrelated third party.

          On December 10, 1999, we entered into an Employment Agreement with Sajid Kapadia. Under the terms of this agreement, Mr. Kapadia will serve as our Chairman of the Board and Chief Executive Officer for an initial term of three years, which term will be automatically extended for additional one year periods unless either party submits a notice of non-extension to the other not less than four months prior to the end of the existing term.

          Pursuant to the Employment Agreement, Mr. Kapadia receives a base salary of $200,000, $225,000 and $250,000 during his first, second and third years of employment, respectively. In addition, during each year of employment Mr. Kapadia shall receive cash bonuses and stock option grants in amounts to be determined by our Board of Directors. We also lease an automobile for Mr. Kapadia's exclusive use. Mr. Kapadia is also entitled to participate in all plans adopted for the general benefit of our employees and executive employees.

          In March 2001, in consideration for his agreement to extend the payment terms of a promissory note which we issued to him in December 1999 and other consideration, we amended Mr. Kapadia's employment agreement to provide that he will receive additional bonus compensation equal to five (5%) percent of our gross profit. This bonus compensation may be paid in cash, or with restricted shares of our common stock based upon a price per share equal to 75% of the fair market value of the shares, at Mr. Kapadia's sole discretion.

          The agreement with Mr. Kapadia automatically terminates upon his death. In addition, we can terminate the agreement based on Mr. Kapadia's continued disability, for due cause or without due cause. Mr. Kapadia can terminate his employment for good reason. If the agreement is terminated for death, disability, or due cause, we will pay Mr. Kapadia any unpaid base salary and bonus through the date of termination. If we terminate Mr. Kapadia's employment for any other reason, or if he terminates it for good reason, we will pay him his base salary for the remaining term of the agreement, but in no event less than 24, nor more than 35 months.

          Mr. Kapadia's agreement contains standard provisions regarding confidentiality and non-competition during the term of his employment.

          SUMMARY CONSOLIDATED FINANCIAL DATA

          The following table sets forth summary consolidated financial data of the Company and its subsidiaries for each of the four fiscal years ended December 31, 1998 through 2001. The data for the years ended December 31, 1998 through 2001 have been derived from, should be read in conjunction with, and are qualified in their entirety by, the audited consolidated financial statements of the Company. See

           "AVAILABLE INFORMATION."

                         For the Year Ended December 31,
                        (in thousands, except share data)


                             2002             2001           2000             1999           1998
                             -----            ----           ----             ----           ----

Net Sales                $    246,980    $    200,177   $     80,763    $     78,090    $     22,169
----------------------   ------------    ------------   ------------    ------------    ------------

Cost of Sales                 233,800         189,212         77,793          75,473          21,487
----------------------   ------------    ------------   ------------    ------------    ------------

Operating Expenses             19,141           9,924          5,599           2,028             602
----------------------   ------------    ------------   ------------    ------------    ------------

Earnings (loss) before   $     (5,961)   $        721   $     (3,419)   $         12    $         80

income taxes


Earnings (loss) per      $      (0.25)   $        .03   $      (0.16)   $      (0.02)   $       0.00

common share
------------

Weighted-average           23,932,912      24,500,881     20,902,060      19,659,629      14,900,000
shares
------
                                                   As at December 31,


Current Assets           $     46,297    $     32,879   $     14,562    $      6,827    $      3,400
----------------------   ------------    ------------   ------------    ------------    ------------

Total assets                   53,944          37,968         19,141           7,144           3,543
----------------------   ------------    ------------   ------------    ------------    ------------

Total liabilities              57,792          35,846         17,675           5,618
-----------------        ------------    ------------   ------------    ------------    ------------


                                       39

                           MARKET PRICES AND DIVIDENDS

                  MARKET PRICES


                  The principal market on which the Common Stock is currently traded is the "pink sheets". Prior to January 6, 2003, the Common Stock was traded on the OTC Bulletin Board under the ticker symbol "NTSE." On January 31, 2003, the last trading day before the public announcement of the Merger Agreement, the closing price of the Common Stock was $0.02. On May 9, 2003, the last trading day before the printing of this Proxy Statement, the closing price of the Common Stock was $______. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.


                  The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of the Common Stock as reported by the National Association of Securities Dealers Inc, with respect to quotations prior to January 6, 2003, and as reported by The Pink Sheets LLC for quotations from and after January 6, 2003:


                                                                                     HIGH      LOW

                  Fiscal 2003....................................First Quarter        $.09     $.02
                  Fiscal 2002....................................First Quarter       $0.42    $0.25

                  ...............................................Second Quarter.      0.36     0.10
                  ...............................................Third Quarter        0.10     0.04
                  ...............................................Fourth Quarter.      0.08     0.04

                  Fiscal 2001....................................First Quarter       $1.59    $0.61
                  ...............................................Second Quarter.      0.74     0.40
                  ...............................................Third Quarter        0.51     0.36
                  ...............................................Fourth Quarter.      0.37     0.20

                  The foregoing quotations reflect inter-dealer prices without retail markup, mark down or commission, and may not represent actual transactions.

                  DIVIDENDS

                  The Company has never declared or paid dividends with respect to shares of its Common Stock. Any decision as to the future payment of Common Stock dividends will depend on the earnings and financial position of the Company and such other factors as the Board of Directors deems relevant.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

                  The following table sets forth, as of March 31, 2003 the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each named executive officer and by all directors and executive officers of the Company as a group.


                  NAME OF                      NUMBER OF SHARES                               PERCENTAGE
                  BENEFICIAL OWNER             BENEFICIALLY OWNED                              OF CLASS
                  ----------------             ------------------                              --------
                  Sajid Kapadia                   12,465,215(1)                                  52.1%

                  Haris Syed                         256,000(2)                                   1.0%
                  Hanif Bhagat                          0                                          *
                  Honest Holdings Inc.             2,000,000                                      8.4%
                  9229 Queens Blvd., 17H
                  Rego Park, NY 11374

                  All executive officers          12,721,215(1)(2)                               53.2%
                  and directors as a Group
                  (4 persons)


                  (1) Represents shares held by NTSE. Does not includes warrants to purchase 200,000 shares of our Common Stock currently held by Mr. Kapadia, which expire on June 13, 2010.

                  (2) Represents shares of common stock held by KAPH Groups, Inc., a company 100% owned by Mr. Syed.

                  * Equals a percentage less than 1% of the outstanding shares of the Company's Stock.

                                FEES AND EXPENSES

                  Estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger are approximately as follows:

                  Investment banking fees and expenses..............     $30,000
                  Legal fees and expenses...........................    $100,000
                  SEC filing fee....................................        $230
                  Printing and mailing fees.........................     $40,000
                  Miscellaneous expenses............................      $4,770
                  Total.............................................    $175,000

                              AVAILABLE INFORMATION

The Company, NTSE and Kapadia have filed a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") with the Securities and Exchange Commission (the "Commission" or the "SEC") with respect to the transactions described in this Proxy Statement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain exhibits contained in the
Schedule 13E-3. The Company is subject to the informational requirements of
Section 15(d) of the Securities Act of 1933, as amended (the "Securities Act"), which require it to file certain reports pursuant to the Securities Exchange Act of 1934, (the "Exchange Act"), with the Commission. The Schedule 13E-3 and the exhibits thereto, as well as such reports, and other information, can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Any interested party may obtain copies of such material at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a web site that contains reports, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROXY STATEMENT INCORPORATES BY REFERENCE THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 (THE "COMPANY 10-K"), WHICH WAS PREVIOUSLY FILED WITH THE COMMISSION. THE COMPANY 10-K IS NOT PRESENTED HEREIN OR DELIVERED HEREWITH, BUT IS AVAILABLE (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED, WITHOUT CHARGE ON WRITTEN REQUEST DIRECTED TO 9278 COMMUNICATIONS, INC. 1942 WILLIAMSBRIDGE ROAD, BRONX, NY 10461, ATTENTION SECRETARY, OR BY CALLING (718) 887-9278. COPIES OF THE COMPANY 10-K SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID.

..

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO THE COMPANY HAS BEEN SUPPLIED BY THE COMPANY, AND ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO NTSE AND KAPADIA HAS BEEN SUPPLIED BY NTSE.

                                   APPENDIX A







                ------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                ------------------------------------------------

--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            9278 COMMUNICATIONS INC.,

                                       and

                               NTSE HOLDING CORP.

                                   dated as of

                                January 31, 2003





--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                             ARTICLE I - THE MERGER

Section 1.1   The Merger...............................................................1
Section 1.2   Effective Time...........................................................1
Section 1.3   Closing..................................................................2
Section 1.4   Certificate of Incorporation; By-Laws....................................2
Section 1.5   Directors and Officers of the Surviving Corporation......................2

                        ARTICLE II - CONVERSION OF SHARES

Section 2.1   Conversion of Capital Stock..............................................2
Section 2.2   Appointment of Paying Agent; Surrender of Certificates; Payment of
              Merger Consideration.....................................................3
Section 2.3   Stock Options............................................................5
Section 2.4   Dissenter's Rights.......................................................5

                   ARTICLE III -REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

Section 3.1   Organization.............................................................6
Section 3.2   Capitalization...........................................................6
Section 3.3   Authorization; Validity of Agreement and Certificate of Designation......7
Section 3.4   No Violations; Consents and Approvals....................................8
Section 3.5   SEC Reports and Financial Statements.....................................8
Section 3.6   Absence of Certain Changes.  ............................................9
Section 3.7   Proxy Statement; Information in Schedule 13E-3...........................9
Section 3.8   Opinion of Financial Advisor............................................10
Section 3.9   Financial Statements....................................................10
Section 3.10  No Undisclosed Liabilities..............................................10
Section 3.11  Litigation..............................................................10
Section 3.12  Taxes...................................................................11

                         ARTICLE IV -REPRESENTATIONS AND
                              WARRANTIES OF HOLDING

Section 4.1   Organization............................................................11
Section 4.2   Capitalization..........................................................11
Section 4.3   Authorization; Validity of Agreement....................................11
Section 4.4   Consents and Approvals; No Violations...................................12
Section 4.5   Information in Proxy Statement and Schedule 13E-3.......................12

                                       ii

                              ARTICLE V - COVENANTS

Section 5.1   Interim Operations of the Company.......................................13
Section 5.2   Further Action; Reasonable Efforts......................................15
Section 5.3   Proxy Statement; Schedule 13E-3.........................................16
Section 5.4   Meeting of Stockholders of the Company..................................16
Section 5.5   Notification of Certain Matters.........................................17
Section 5.6   Publicity...............................................................17
Section 5.7   Directors' and Officers' Insurance and Indemnification..................17
Section 5.8   Brokers or Finders......................................................18
Section 5.9   Funding of Holding Prior to Closing. ...................................18

                            ARTICLE VI - CONDITIONS

Section 6.1   Conditions to Each Party's Obligation To Effect the Merger..............19
Section 6.2   Conditions to the Obligation of the Company to Effect the Merger........19
Section 6.3   Conditions to Obligations of Holding to Effect the Merger...............20

                           ARTICLE VII - TERMINATION

Section 7.1   Termination.............................................................21
Section 7.2   Effect of Termination...................................................23

                          ARTICLE VIII - MISCELLANEOUS

Section 8.1   Fees and Expenses.......................................................23
Section 8.2   Confidentiality.........................................................23
Section 8.3   Amendment; Waiver.......................................................23
Section 8.4   Non-survival of Representations and Warranties..........................24
Section 8.5   Interpretation..........................................................24
Section 8.6   Headings................................................................25
Section 8.7   Counterparts............................................................26
Section 8.8   Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.....26
Section 8.9   Entire Agreement; No Third Party Beneficiaries; Rights of
              Ownership...............................................................26
Section 8.10  Severability............................................................26
Section 8.11  Governing Law...........................................................26
Section 8.12  Assignment..............................................................26

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of January 31, 2003, by and between 9278 Communications, Inc., a Delaware corporation (the "Company"), and NTSE Holding Corp., a Delaware corporation ("Holding").

                  WHEREAS, the Board of Directors of Holding and the Board of Directors of the Company have each approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of Holding by the Company through the merger transaction, and upon the terms and subject to the conditions, set forth herein; and

                  WHEREAS, in furtherance of such acquisition, the Board of Directors of Holding and the Board of Directors of the Company have each approved this Agreement and the merger of Holding with and into the Company in accordance with the terms, and subject to the conditions, of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                             ARTICLE I - THE MERGER


                  Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof), Holding shall be merged with and into the Company (the "Merger") and the separate corporate existence of Holding shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Holding shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Holding shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

                  Section 1.2 Effective Time. At the time of the Closing (as defined in Section 1.3 hereof), Holding and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and thereafter to be filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or, if another effective date is agreed upon by the parties and specified in the Certificate of Merger, then on such specified date, and such date is hereinafter referred to as the "Effective Time."

                  Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof, at the offices of Snow Becker Krauss PC, 605 Third Avenue, New York, NY 10158, unless another date, time or place is agreed to in writing by the parties hereto.

                  Section 1.4 Certificate of Incorporation; By-Laws. Pursuant to the Merger, (a) the certificate of incorporation of the Company, as amended, as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, and (b) the by-laws of Holding, as in effect immediately prior to the Effective Time (the "By-laws"), shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  Section 1.5 Directors and Officers of the Surviving Corporation. Following the Merger, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws. Following the Merger, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors have been elected or appointed or until their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.



                    ARTICLE II -CONVERSION, CANCELLATION AND
                    SURRENDER OF SHARES; MERGER CONSIDERATION

                  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company's Common Stock, $.001 par value (a "Company Share" or "Company

Shares") or the holders of shares of Holding's common stock, no par value (the "Newco Common Stock"):

                  (a) Each Company Share which is issued and outstanding immediately prior to the Effective Time, other than (i) Company Shares, if any, to be cancelled in accordance with Section 2.1(c) hereof and (ii) Dissenting Shares (as defined in Section 2.4 hereof) if any, shall, from and after the Effective Time be converted into the right to receive the sum of ten cents (US$0.10) (the "Merger Consideration"). All Company Shares, as so converted, shall, from and after the Effective Time, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with the provisions of Section 2.2 below. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

                  (b) Each issued and outstanding share of Holding Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (c) All Company Shares, if any, that are held by the Company as treasury stock shall be cancelled and retired at the Effective Time and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

                  Section 2.2 Appointment of Paying Agent; Surrender of Certificates; Payment of Merger Consideration

                  (a) Prior to the Closing, the Company shall designate a bank, trust company or stock transfer agent to act as paying agent (the "Paying Agent") in connection with the Merger. The Paying Agent shall be reasonably acceptable to Holding, and the Company and Holding shall enter into an agreement with the Paying Agent, satisfactory to the parties and their attorneys, under which the Paying Agent shall receive and pay the funds constituting Merger Consideration, to which holders of Company Shares shall become entitled pursuant to Section 2.1(a) hereof, and shall take the other actions set forth in this
Article II.

                  (b) Prior to the Closing, Holding will take such steps as are necessary in order to ensure that (i) Holding has, as of the Closing, not less than $1,250,000 in available cash balances and tangible net worth, and (ii) that such cash balances will be available to and become the property of the Surviving Corporation immediately after completion of the Closing. Immediately after the

Effective Time, the Surviving Corporation shall deliver such funds to the Paying Agent to hold and to use as necessary to pay the Merger Consideration in accordance with the procedures set forth in Paragraph (c) of this Section 2.2. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. All interest earned on such funds shall be paid to the Surviving Corporation and any balance remaining unused for paying the Merger Consideration after three months from the Effective Time may be refunded to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall be liable for any cash payments required to be made thereafter pursuant to
Section 2.1 hereof. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any former holder of the Company Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (c) At the Effective Time, the Surviving Corporation will instruct the Paying Agent to promptly mail, to each record holder of a certificate or certificates ("Certificate" or "Certificates") which represented Company Shares prior to the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Holding may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate, to be mailed to such holder promptly following the receipt of any such Certificate and such executed letter of transmittal. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing (i) Company Common Stock held in the treasury of the Company or (ii) Dissenting Shares (as defined in Section 2.4)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2.

                  (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in Section 3.1) claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                  (e) From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers whatsoever recorded or permitted on the stock transfer books of the Surviving Corporation with respect to any Company Shares which were outstanding immediately prior to the Effective Time.

                  Section 2.3 Stock Options. Holding and the Company each warrant and represent that no options, warrants, calls, preemptive or other rights to purchase or acquire their respective securities shall be issued and outstanding as of the Effective Time.

                  Section 2.4 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL (such Company Shares being referred to as "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1(a) hereof. Such holders shall instead be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of
Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect, or who effectively shall have withdrawn or lost, their rights to appraisal under such Section 262 shall thereupon be treated as if such Dissenting Shares had been converted as of the Effective Time into the right to receive the Merger Consideration (in accordance with Section 2.1(a) hereof) to which such holder is entitled, without interest or dividends thereon. The Company shall give Holding prompt notice of any demands received by the Company for appraisal of Dissenting Shares, and, prior to the Effective Time, Holding shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Holding, make any payment with respect to, or offer to settle, any such demands.


                  ARTICLE III - REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Holding, as of the date hereof and as of and at the Closing Date, as follows:

                  Section 3.1 Organization. Each of the Company and its Subsidiaries (hereinafter defined) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation as set forth on Schedule 3.1, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or business prospects of the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries is in breach or violation of any of its certificate of incorporation, by-laws or other organizational documents. The term "Subsidiary" means, with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person. The term "Person" means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)).

                  Section 3.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (a) 40,000,000 shares of Company Common Stock, of which 23,932,912 are issued and outstanding, and (b) 5,000,000 shares of preferred stock, none of which are issued and outstanding. All the outstanding shares of the Company's Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The list of the Company's stockholders prepared by the Company's stock transfer agent shows that Kapadia ("Kapadia"), the Company's Chief Executive Officer, is the holder of record of 12,705,125 Company Shares and the beneficial holder of an additional 260,500 Company Shares.

                  Section 3.3 Authorization; Validity of Agreement and Certificate of Designation.

                  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Sections 5.6 and 6(1)(c) hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Board") and, other than approval and adoption of this Agreement by the holders of the outstanding shares of Company Common Stock contemplated by Sections 5.6 and 6.1(c) hereof, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Holding, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) The Company's Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the Merger are fair to, and in the best interests of, the holders of Company Shares which are not beneficially owned by Kapadia, (ii) approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, and such approval is sufficient to satisfy the provisions of any applicable laws of the State of Delaware, and (iii) resolved to recommend the approval and adoption of this Agreement and approval of the Merger by the Company's stockholders.

                  Section 3.4  No Violations; Consents and Approvals.

                  (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of the Company or its Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting, or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) or (iii), for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                  (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except
(i) applicable requirements under the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made, individually and in the aggregate, would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                  Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC all forms and documents required to be filed by it since January 1, 1998 under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and has heretofore made available to Holding (i) its Annual Reports on Form 10-K for the years ended December 31,

1999, 2000 and 2001 and (ii) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 1999. The documents described in the preceding sentence (whether filed before, on or after the date hereof) are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act , as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder. The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of and at the dates thereof or for the periods presented therein.

                  Section 3.6 Absence of Certain Changes. Except as contemplated by this Agreement or disclosed in the Company SEC Documents, since September 30, 2002, the date of the latest Company financial statements included in the Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practices and, since such date, (i) there has not been any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or business prospects of the Company and its Subsidiaries taken as a whole, and (ii) there has not been any change by the Company or any of its Subsidiaries in accounting principles or methods.

                  Section 3.7  Proxy Statement; Information in Schedule 13E-3.

                  (a) The Proxy Statement (as defined in Section 5.3(b)) and any amendment thereof or supplement thereto, including any information incorporated therein by reference, at the date mailed to stockholders of the Company and at the Effective Time, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Holding in writing specifically for inclusion therein.

                  (b) The information provided by the Company specifically for use in any Rule 13e-3 Transaction Statement on SCHEDULE 13E-3 to be filed with the SEC under the Exchange Act in connection with the Merger (the "Schedule 13E-3") (and any amendment thereto or supplement thereof), at the date filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 3.8 Opinion of Financial Advisor. The Company's Board of Directors has received an opinion (the "Fairness Opinion) of Park Capital Securities LLC dated January 31, 2003, to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Company Shares (other than Kapadia) in the Merger is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn or modified.

                  Section 3.9 Financial Statements. The Company has delivered to Holding the audited financial statements of the Company as of December 31, 2001. The Company has also delivered to Holding the unaudited balance sheet of the Company as of September 30, 2002 and the related unaudited statements of income, shareholders equity and cash flow for the periods then ended. (Such audited and unaudited financial statements are referred to herein as the "Financial Statements", and the unaudited balance sheet of the Company as of September 30, 2002 is referred to as the "Balance Sheet" and the date of such Balance Sheet as the "Balance Sheet Date".)

                  Section 3.10 No Undisclosed Liabilities. Except for liabilities set forth in the Financial Statements and disclosed or provided for therein, or liabilities incurred in the ordinary course of business consistent with past practice, since the Balance Sheet Date, the Company has not incurred any liabilities or obligations of any nature, whether or not accrued, known or unknown, contingent or otherwise, which have, or could reasonably excepted to have, individually or in the aggregate, a Material Adverse Effect or could impair or delay the consummation of the transactions contemplated hereby.

                  Section 3.11 Litigation. There is no suit, claim, action, proceeding or investigation pending or threatened against the Company or any of its Subsidiaries, except as disclosed in the Company SEC Documents or in the Financial Statements. Since the Balance Sheet Date, no event or state of facts has occurred or existed, which, to the knowledge of the Company, could reasonably be expected to give rise to a suit, claim, proceeding or investigation against the Company.

                  Section 3.12 Taxes. There are no pending or, to the Company's knowledge, threatened actions or proceedings, assessments or collections of any taxes, fees or other charges of any kind asserted or imposed by any local, state or federal government taxing authority, which could impair any of the Company's property or assets or result in a Material Adverse Effect.


                        ARTICLE IV - REPRESENTATIONS AND
                              WARRANTIES OF HOLDING

                  Holding represents and warrants to the Company, as of the date hereof and as of and at the Closing Date, as follows:

                  Section 4.1 Organization. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  Section 4.2 Capitalization. As of the Date hereof, the authorized capital stock of Holding consists of 200 shares of common stock, no par value, of which 100 shares are issued and outstanding, all of which are held beneficially and of record by Kapadia. All of such outstanding shares are duly authorized, validly issued, fully paid and non-assessable. There are no existing options, warrants, calls, preemptive rights, subscriptions or other rights or agreements obligating Holding to issue, transfer or sell any shares of its capital stock.

                  Section 4.3 Authorization; Validity of Agreement. Holding has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Holding of this Agreement and the consummation by Holding of the transactions contemplated hereby have been duly authorized by the Board of Directors and the sole stockholder of Holding, and no other corporate proceedings on the part of Holding are necessary to authorize the execution, delivery and performance of this Agreement by Holding and the consummation by Holding of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holding, and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Holding, enforceable against Holding in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  Section 4.4  Consents and Approvals; No Violations.

                  (a) Neither the execution, delivery and performance of this Agreement by Holding nor the consummation by Holding of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of Holding, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Holding is a party or by which Holding or any of its assets may be bound or (iii) conflict with or violate any Laws applicable to Holding or any of their properties or assets, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect on Holding, or materially impair or delay the consummation of the transactions contemplated hereby.

                  (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Holding or the consummation by Holding of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have a Material Adverse Effect on Holding, or materially impair or delay the consummation of the transactions contemplated hereby.

                  Section 4.5 Information in Proxy Statement and Schedule 13E-3.

                  (a) The information relating to Kapadia and/or Holding supplied in writing by Kapadia or Holding specifically for inclusion in the Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to stockholders of the Company and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (b) The information relating to Kapadia and/or Holding supplied in writing by Kapadia or Holding specifically for inclusion in the
Schedule 13E-3 (and any amendment thereto or supplement thereof), at the date filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                              ARTICLE V - COVENANTS

                  Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as agreed to in writing by Holding, the Company and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company and its Subsidiaries will each use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, carriers, lessors and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Holding:

                  (a)  amend its Certificate of Incorporation or By-laws;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for its regular quarterly dividend), or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

                  (d) (i) incur or assume any long-term debt or, except in the ordinary course of business consistent with past practice under existing lines of credit, incur or assume any short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and except for obligations of wholly owned Subsidiaries of the Company which, if incurred by the Company, would be permitted under clause (i) above; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company);

                  (e) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer of employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                  (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole or enter into any commitment or transaction outside the ordinary course of business;

                  (g) change any of the accounting principles or practices used by it, except as required by generally accepted accounting principles;

                  (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) enter into any contract or agreement other than in the ordinary course of business; (iii) except as previously authorized by the Company and its Board of Directors, authorize any new capital expenditure or expenditures; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5(i);

                  (j) make any tax election or settle or compromise any material income tax liability;

                  (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries or incurred in the ordinary course of business and consistent with past practice; or

                  (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(k) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or as of a future date or would result in any of the conditions set forth in Sections 6.1 or 6.3 not being satisfied.

                  Section 5.2  Further Action; Reasonable Efforts.

                  (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto shall promptly consult with the other parties with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each of the parties hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If such party receives a request from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

                  (b) Holding and the Company shall use their respective reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity.

                  Section 5.3   Proxy Statement; Schedule 13E-3.

                  (a) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and Holding shall cooperate with the Company in such preparation and filing, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby and shall furnish the information required to be included therein by the SEC and, after consultation with Holding, shall respond promptly to any comments made by the SEC with respect to the preliminary information statement and cause a definitive Proxy Statement (the "Proxy Statement") to be mailed to the Company's stockholders.

                  (b) The Company and Holding shall cooperate with one another in the preparation and filing of the Schedule 13E-3 and shall use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party hereto shall promptly notify the other of the receipt of comments of, or any requests by, the SEC with respect to the Schedule 13E-3, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company and Holding each shall correct any information provided by it for use in the Schedule 13E-3 which shall have become, or is, false or misleading.

                  Section 5.4 Meeting of Stockholders of the Company.

                  (a) The Company shall, as promptly as reasonably practicable after completion of the Proxy Statement, take all action necessary in accordance with Delaware law and its Certification of Incorporation and By-laws duly to mail the Proxy Statement to its stockholders and to call, convene and hold a special meeting of such stockholders for the purpose of seeking the approval of such stockholders of the transactions contemplated by this Agreement. The Company shall, subject to the fiduciary obligations of the Company's directors under applicable law as advised by outside counsel, recommend approval of the transactions contemplated by this Agreement, use its best efforts to solicit from holders of Company Shares proxies in favor of the transactions contemplated by this Agreement, and take such other action as is necessary or advisable to secure the vote of such holders required by Delaware law and under this Agreement to effect the Merger.

                  (b) By his separate signature to this Agreement, Kapadia agrees that he will vote, or cause to be voted, all of the Company Shares owned by Kapadia (or which may be owned by Holding) in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

                  Section 5.5   Notification of Certain Matters.

                  (a) The Company shall give prompt notice to Holding and Holding shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company, or of Holding, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure of the Company or Holding, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                   (b) If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Holding, and, after consulting with Holding, so supplement the Proxy Statement (subject to the provisions of Section 5.3(b) hereof) and mail such supplement to its stockholders. If at any time prior to the Effective Time any event or circumstance relating to Holding or its officers or directors, should be discovered by Holding that is required to be set forth in a supplement to the Proxy Statement, Holding shall promptly inform the Company; and upon receipt of such information the Company shall promptly supplement the Proxy Statement and mail such supplement to its stockholders.

                  Section 5.6 Publicity. Neither the Company, Holding nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a securities exchange if all reasonable efforts have been made to consult with the other party.

                  Section 5.7 Directors' and Officers' Insurance and Indemnification.

                   (a) Holding agrees that all rights to indemnification existing in favor of the present or former directors and officers of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years.

                  (b) Holding shall use reasonable efforts to maintain the existing officers' and directors' liability insurance applicable to the Indemnified Parties for a period of not less than three years after the Effective Time in relation to actions and omissions occurring prior to the Effective Time; provided, that Holding may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section in excess of that which the Company spent on directors' and officers' liability insurance policies during the fiscal year ended December 31, 2002; and provided further, however, that if the annual premiums for such insurance coverage exceed said amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is no greater than that which the Company spent and will have spent on directors' and officers' liability insurance policies during the fiscal year ended December 31, 2002.

                  (c) If any actions, suits, proceedings or investigations relating hereto or to the transactions contemplated hereby are commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts vigorously to defend against and respond thereto.

                  Section 5.8 Brokers or Finders. Each of the Company and Holding represents, as to itself and any of its Subsidiaries or its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of Holding and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person, on the basis of any act or statement alleged to have been made by such party or its affiliates.

                  Section 5.9 Funding of Holding Prior to Closing. Holding covenants and agrees that, immediately prior to the Closing, Holding will have aggregate cash balances in its bank accounts and a tangible net worth of at least $1,250,000, and that such cash balances will become the property of and be available to the Surviving Corporation from and after the Effective Time.

                        ARTICLE VI - CONDITIONS TO MERGER

                  Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

                  (a) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity and be in effect which prohibits the consummation of the Merger, and no proceeding which has a reasonable probability of resulting in such relief shall be pending; provided, however that the parties hereto shall use their reasonable efforts to have any such order, decree or injunction terminated.

                  (b) Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually and in the aggregate would not have or result in a Material Adverse Effect;

                  (c) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and the number of shares voted in favor of the Merger by stockholders other than Kapadia exceeds the number of shares voted against the Merger by stockholders other than Kapadia;

                  (d) Each party and its respective attorneys shall have completed to their full satisfaction (as to which each party shall be the sole judge) a due diligence review concerning the other party; and

                  (e) The parties shall have approved and caused to be executed the Certificate of Merger.

                  Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Holding contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Closing Date as if made at and as of such time; and

                  (b) Holding shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof.

                  (c) Holding shall deliver at or prior to the Closing (i) a certificate executed by its chief executive officer confirming the performance of its obligations under (a) and (b) of this Section 6.2, (ii) copies of resolutions or actions of Holding's Board of Directors and sole stockholder, certified by Holding's Secretary, approving and authorizing the consummation of the Merger, (iii) a financial statement of Holding, prepared in accordance with GAAP (which statement need not be audited) reflecting available cash balances and a tangible net worth of at least $1,250,000 immediately prior to the Closing, (iv) a Certificate of Good Standing for Holding, (v) bank verification indicating a cash balance in Holding's bank account of not less than $1,250,000 and (vi) the opinion of counsel for Holding as to the matters set forth in Appendix A to this Agreement.

                  (d) Kapadia shall deliver at or prior to the Closing an instrument satisfactory to the Company by which Kapadia (i) fully waives any and all rights to receive Merger Consideration for the Company Shares owned by Kapadia and (ii) consents to the cancellation of such Company Shares upon the effectiveness of the Merger.

                  Section 6.3 Conditions to Obligations of Holding to Effect the Merger. The obligation of Holding to effect the Merger is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Closing Date as if made at and as of such time;

                  (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

                  (c) The Company shall deliver at or prior to the Closing (i) a certificate executed by its President and its Chief Financial Officer confirming the performance of the Company's obligations under Paragraphs (a) and (b) of this Section 6.3, (ii) copies of resolutions of the Company's Board of Directors, certified by Holding's secretary, approving and authorizing the consummation of the Merger, (iii) the report of the Inspector of Election, certified by the Company's Secretary, on the actions taken by the Company's stockholders at the stockholder's meeting held for the purpose of considering the Merger, (iv) a copy of the Fairness Opinion described in Section 3.8 above, with any ancillary or updating amendment or supplement issued since the date of original issuance of the Fairness Opinion, (v) a Certificate of Good Standing for the Company,
(vi) a copy of the most recent audited financial statements of the Company (except that, if such statements have been included in the Proxy Statement, such audited statements need not be delivered), (vii) a copy of the Company's most recent un-audited interim financial statements or Form 10-Q report if such statements are contained therein, and (viii) the opinion of counsel for the Company as to the matters set forth in Appendix B to this Agreement;

                  (d) There shall not have been any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or business prospects of the Company and its Subsidiaries taken as a whole; and

                  (e) No more than 9.9% of shares of Company Common Stock which are outstanding immediately prior to the Closing are held by shareholders who have not voted in favor of the Merger or consented thereto in writing and have delivered a written demand for appraisal of such shares in accordance with
Section 262 of the DGCL.


                            ARTICLE VII - TERMINATION

                  Section 7.1 Termination. Subject to Section 8.2(c), this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) By the mutual consent of Holding and the Company.

                  (b) By either the Company, on the one hand, or Holding, on the other hand, if:

                           (i) the Merger has not been consummated on or prior to the date which is 150 days from the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

                           (ii) the stockholders of the Company required to approve and adopt this Agreement and the transactions contemplated hereby fail to approve and adopt this Agreement and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt this Agreement;

                           (iii) prior to the consummation of the Merger, any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such statute, order, decree, regulation or other action shall have become final and non-appealable; or

                           (iv) Park Capital Securities LLC shall have withdrawn or modified or amended the Fairness Opinion to indicate that the Merger Consideration is or may be unfair.

                  (c)  By Holding if, prior to the consummation of the Merger,

                            (i) the Board shall have withdrawn, or modified or changed in any manner adverse to Holding its approval or recommendation of this Agreement or the Merger or its recommendation that the stockholders of the Company adopt and approve this Agreement and the Merger;

                           (ii) there has been any Material Adverse Change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or business prospects of the Company and its Subsidiaries taken as a whole; or

                           (iii) the Company's stockholders have failed to approve the Merger as provided in Section 6.1 (c) above;

                           (iv) Park Capital Securities LLC shall have withdrawn or modified or amended the Fairness Opinion to indicate that the Merger Consideration is or may be unfair.

                           (v) more than 9.9% of shares of Company Common Stock which are outstanding immediately prior to the Closing are held by shareholders who have not voted in favor of the Merger or consented thereto in writing and have delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Holding or the Company (except as set forth in this Section 7.2, the confidentiality provisions of Section 8.2, and Sections 5.6, 5.7, 5.8 and 8.1 hereof, each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.


                          ARTICLE VIII - MISCELLANEOUS

                  Section 8.1 Fees and Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  Section 8.2 Confidentiality The parties acknowledge that, in connection with the transactions contemplated herein, they may be exchanging information which is not public and not generally available, and which is not required to be disclosed in the Company SEC Documents, Proxy Statement or
Schedule 13E-3. The parties agree to treat all such information as confidential and not to disclose or cause the disclosure of such information to third persons without the prior written consent of both parties.

                  Section 8.3 Amendment; Waiver.

                  (a) Subject to Section 8.3(c), this Agreement may be amended by the parties hereto at any time before or after approval by the stockholders of the Company of the Agreement and the transactions contemplated hereby, but after any such approval no amendment shall be made without the approval of such stockholders if required by law or if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would adversely affect the rights of stockholders other than Kapadia. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  (b) Subject to Section 8.3(c), at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

                  (c) Notwithstanding any provision of this Agreement to the contrary, without the approval of its Board of Directors, the Company shall not amend, terminate or waive any right under this Agreement (including any right to terminate or any actual or potential cause of action).

                  Section 8.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except as otherwise provided herein.

                  Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of ten business days after the day when mailed by certified or registered air mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to the Company, to:

                           9278 Communications, Inc.
                           1942 Williamsbridge Road
                           Bronx, NY 10461

                           Telephone:  (718) 887-9278
                           Facsimile:  (718) 887-2035
                           Attention:  Haris Syed, President

                           with a copy to:

                           Snow Becker Krauss PC
                           605 Third Avenue
                           New York, NY 10158
                           Telephone:  (212) 687-3860
                           Facsimile:  (212) 949-7052
                           Attention:   Craig S. Libson, Esq.

                  (b)  if to Kapadia or Holding, to:

                           NTSE Holding Corp.
                           c/o Kurzman Eisenberg Corbin, et al.
                           675 Third avenue
                           New York, NY 10017
                           Telephone:  (212) 661-2150
                           Facsimile:  (212) 949-6131
                           Attention:  Sajid Kapadia, President

                           with a copy to:

                           Kurzman Eisenberg Corbin Lever & Goodman, LLP. 675 Third Avenue
                           New York, NY 10017
                           Telephone:  (212) 661-2150
                           Facsimile:  (212) 949-6131
                           Attention Seymour H. Bucholz, Esq

                  Section 8.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word "affiliates" when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

                  Section 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

                  Section 8.9 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section
5.7 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 8.11 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  Section 8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the first sentence of this
Section 8.11, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, Holding and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, and Kapadia has executed this agreement in his personal capacity, in each case as of the date first written above.


                                            9278 COMMUNICATIONS INC.



                                            By:  /s/ Haris Syed
                                                -----------------------------

                                            Name:    Haris Syed
                                            Title:   President


                                            NTSE HOLDING CORP.



                                            By:  /s/ Sajid Kapadia
                                                -----------------------------
                                            Name:    Sajid Kapadia
                                            Title:   President


AGREED AS TO PROVISIONS OF SECTIONS 4.5, 5.4(b) and 6.2(d):


 /s/ Sajid Kapadia
---------------------------
Sajid Kapadia

                                   APPENDIX B





         --------------------------------------------------------------


                             OPINION OF PARK CAPITAL


         --------------------------------------------------------------

                           PARK CAPITAL SECURITIES LLC
                         216 EAST 45TH STREET, 7TH FLOOR
                            NEW YORK, NEW YORK 10016
                                  212 244 1555

                                                                January 31, 2003

Board of Directors
9278 Communications, Inc.
1942 Williamsbridge Road
Bronx, New York 10461


Members of the Board of Directors:


         We understand that 9278 Communications, Inc. (the "Company"), has entered into an Agreement and Plan of Merger dated as of January 31, 2003 (the "Agreement"), providing for, among other things, the acquisition by NTSE Holding Corp., (the "Purchaser") a Delaware corporation wholly-owned by Sajid Kapadia ("Kapadia") of all of the outstanding common shares of the Company not presently owned by Kapadia or members of his family (the "Merger"). Pursuant to the Agreement as of the date of effectiveness of the Merger, each share of the Company's common stock, will be purchased by the Purchaser at a price of $0.10 per share to be paid in cash to holders of such shares. The specific terms and conditions of the Merger are set forth in detail in the Agreement.

         You have requested our opinion, as a financial advisor, with respect to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

         In arriving at our opinion, we have reviewed and analyzed:

              1)      the Agreement and the terms of the Merger;

              2) publicly available information concerning the Company which we deemed to be relevant to our inquiry and analysis; including the company's Annual Report for 2001, Securities and Exchange Commission 10 Q-SB Reports for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, press releases, proxy statements, and internally prepared financial projections of the Company for the fiscal year end December 31, 2004.


                               Member of the NASD

              3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by management, and held discussions with various members of the Board of Directors and senior management of the company concerning the historical and current operations, financial conditions, and future prospects of the Company;

              4) the prices and trading histories of the common stock of the Company;

              5) an analysis of the historical financial results and present financial condition of the Company

              6) such other financial studies, analyses, investigations and other factors as we deemed appropriate or necessary for the purpose of rendering the opinion as expressed herein.

         We have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or discussed with us by the Company or other-wise used by us in arriving at our opinion without independent verification and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading with respect to the financial forecasts (including on a pro forma basis) of the Company. Upon advice of the Company, we have assumed that such forecasts have been reasonably prepared reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company (including on a pro forma basis), and that the Company reasonably expect to perform in accordance with such forecasts. In arriving at our opinion, we have not conducted physical inspections of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Additionally, you have not authorized us to solicit, and we have not solicited any indications of interest from any third party with respect to the purchase of all or part of the Company's business. Our opinion is necessarily based upon market, economic and other considerations as they exist on, and can be evaluated as of, the date of this letter. We have acted as financial advisor to the Company and will receive a fee for our services in the rendering of this opinion whether or not a transaction occurs. We have not previously performed investment banking services for the Company, and to the best of our knowledge we have not executed brokerage transactions in the securities of the Company and do not maintain a long or short positions in such securities.

         This opinion is solely for the use and benefit of the Board of Directors of the Company and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval. The Company may include the Opinion and a description thereof in any document required to be filed with the Securities and Exchange Commission and distributed to the Company's stockholders in connection with the Merger and may refer to Park Capital Securities LLC in such document, provided that any such description and references have been submitted to and are reasonably acceptable to Park Capital Securities LLC. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether to vote


                               Member of the NASD
for the Merger or to accept the consideration offered to such stockholder in connection with the Meger.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the Company's stockholders in the Merger is fair, from a financial point of view, to such stockholders.


                                               Very truly yours,

                                          Park Capital Securities LLC













                               Member of the NASD

                                   APPENDIX C





         --------------------------------------------------------------


                        DELAWARE GENERAL CORPORATION LAW
                                   SECTION 262


         --------------------------------------------------------------

APPENDIX C

Section 262 of the Delaware General Corporation Law; Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either constituent corporation before the effective date of the merger or consolidation, or the surviving corporation or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, ithout limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                            9278 COMMUNICATIONS, INC.

The undersigned hereby appoints Haris Syed and Hanif Bhagat, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned, to vote as proxy all the shares of the undersigned in 9278 COMMUNICATIONS, INC., a Delaware corporation (the "Corporation"), at the Special Meeting of the Stockholders of the Corporation, scheduled to be held on Tuesday, June 3, 2003, and any adjournments or postponements thereof, as follows:

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. The board recommends a vote FOR the following proposals:


1.   To approve the adoption of the Merger Agreement between 9278
     Communications, Inc. and NTSE Holding Corp. dated as of January 31, 2003:

           [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

2. Upon such other business as may properly come before the meeting or any adjournment thereof.

           [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, OR EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSAL 1. RECEIPT OF THE CORPORATION'S PROXY STATEMENT, DATED MAY 13, 2003, IS HEREBY ACKNOWLEDGED.


Dated:                              , 2003
       ----------------------------


                                                                          [L.S.]



                                                                          [L.S.]

                    (Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

                       PLEASE MARK, DATE, SIGN AND RETURN
                     THIS PROXY IN THE ACCOMPANYING ENVELOPE